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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Floor & Decor Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2233 Lake Park Drive
Smyrna, GA 30080

March 27, 2018
Dear Stockholder,

        You are cordially invited to attend the Annual Meeting of Stockholders of Floor & Decor Holdings, Inc. (the "Company") to be held on Thursday, May 17, 2018 at 1:00 P.M. Eastern Time at the Omni Hotel at The Battery Atlanta, Glavine Conference Room, Level 2, 2625 Circle 75 Parkway SE, Atlanta, GA 30339.

        The agenda for the Annual Meeting includes:

  •
  the election of four Class I directors for three-year terms expiring in 2021 (Proposal 1);

  •
  the ratification of Ernst & Young LLP as independent auditors for our 2018 fiscal year (Proposal 2);

  •
  the approval of the 2018 Employee Stock Purchase Plan ("ESPP") (Proposal 3);

  •
  an advisory vote to approve the compensation paid to our named executive officers (commonly known as a "say-on-pay" proposal) (Proposal 4); and

  •
  an advisory vote on the frequency of advisory votes on executive compensation (commonly known as a "say-on-frequency proposal") (Proposal 5).

        The Company's Board of Directors recommends a vote FOR the election of the four Class I directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors, FOR the approval of the 2018 ESPP, FOR the approval, on an advisory basis, of compensation paid to our named executive officers, and to recommend holding the say-on-pay vote once a year.

        Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

        On behalf of the Company, I would like to express our appreciation for your ongoing interest in Floor & Decor Holdings, Inc.

Very truly yours, Thomas V. Taylor Chief Executive Officer

FLOOR & DECOR HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2018

TIME	1:00 P.M. Eastern Time on Thursday, May 17, 2018
PLACE	Omni Hotel at The Battery Atlanta, Glavine Conference Room, Level 2, 2625 Circle 75 Parkway SE, Atlanta, GA 30339
ITEMS OF BUSINESS	(1)
To elect four Class I directors for three-year terms expiring at the 2021 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).
	(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for our 2018 fiscal year (Proposal 2).
	(3)	To approve the 2018 Employee Stock Purchase Plan (Proposal 3).
	(4)	To approve, by non-binding vote, the compensation paid to our named executive officers, as disclosed in these proxy materials (commonly known as a "say-on-pay" proposal) (Proposal 4).
	(5)	To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation (commonly known as a "say-on-frequency" proposal) (Proposal 5).
	(6)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 21, 2018.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.voteproxy.com. or via telephone by calling 800-776-9437 (800-PROXIES), or to complete and return a proxy card (no postage is required).

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2018: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2017 Annual Report on Form 10-K and the proxy card are available at www.voteproxy.com. You will need your notice of internet availability or proxy card to access these proxy materials.

March 27, 2018
David V. Christopherson Executive Vice President, General Counsel and Secretary

i

2233 Lake Park Drive
Smyrna, GA 30080
PROXY STATEMENT

        The Board of Directors (the "Board") of Floor & Decor Holdings, Inc., a Delaware corporation (the "Company," "we," "us" or "our"), has prepared this document to solicit your proxy to vote upon certain matters at the Company's 2018 Annual Meeting of Stockholders (the "Annual Meeting").

        These proxy materials contain information regarding the Annual Meeting, to be held on May 17, 2018, beginning at 1:00 P.M. Eastern Time at the the Omni Hotel at The Battery Atlanta, Glavine Conference Room, Level 2, 2625 Circle 75 Parkway SE, Atlanta, GA 30339, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the "SEC"), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the "Notice") containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.voteproxy.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

        The approximate date that this proxy statement, the proxy card, our 2017 Annual Report on Form 10-K (the "Annual Report") are first being sent or given to our stockholders is March 27, 2018. The information regarding stock ownership and other matters in this proxy statement is as of March 21, 2018 (the "Record Date"), unless otherwise indicated.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What may I vote on?

        You may vote on the following proposals:

  •
  the election of four Class I directors for three-year terms expiring at the 2021 annual meeting of stockholders once their respective successors have been duly elected and qualified, or their earlier resignation or removal ("Proposal 1");

  •
  the ratification of the appointment of Ernst & Young LLP ("Ernst &Young") as independent auditors for our 2018 fiscal year ("Proposal 2");

  •
  the approval of the 2018 Employee Stock Purchase Plan ("ESPP") ("Proposal 3");

  •
  the approval, by non-binding vote, of the compensation paid to our named executive officers, as disclosed in these proxy materials (commonly known as a "say-on-pay" proposal) ("Proposal 4"); and

  •
  a recommendation, by non-binding vote, of the frequency of future advisory votes on executive compensation (commonly known as a "say-on-frequency" proposal) ("Proposal 5").

        THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR CLASS I DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS, FOR THE APPROVAL OF THE 2018 ESPP, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY") AND TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY YEAR ("SAY-ON-FREQUENCY").

Who may vote?

        Stockholders of record of our common stock, par value $0.001 per share ("common stock"), at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of common stock is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, 96,077,015 shares of common stock were outstanding.

How do I vote?

        We have elected to provide access to proxy materials over the Internet under the SEC's "notice and access" rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.

Stockholders of Record

        If your common stock is registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.

        You may vote by proxy in any of the following three ways:

        Internet.    Go to www.voteproxy.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

        Phone.    Call 800-776-9437 (800-PROXIES) using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

        Mail.    Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to American Stock Transfer & Trust Company, LLC., 6201 15th Avenue, Brooklyn, NY 11219.

        Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 P.M. on May 16, 2018.

Beneficial Owners

        Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in "street name", and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. Unless you provide specific voting instructions, your brokerage firm will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2018 fiscal year), but not with respect to Proposal 1 (the election of four Class I directors), Proposal 3 (the approval of the 2018 ESPP, Proposal 4 (the say-on-pay proposal) or Proposal 5 (the say-on-frequency proposal), as more fully described under "What is a broker 'non-vote'?" below.

Can I change my vote?

        Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

  •
  sending a letter to us stating that your proxy is revoked;

  •
  signing a new proxy and sending it to us; or

  •
  attending the Annual Meeting and voting by ballot.

        Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?

        A "quorum" is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker "non-votes" are not counted as votes cast either "FOR" or "AGAINST" a given proposal, but are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed to approve the proposals?

        At the Annual Meeting, a "FOR" vote by a majority of votes cast is required for each of the nominees for Proposal 1 (the election of four Class I directors), Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2018 fiscal year), Proposal 3 (the approval of the 2018 ESPP), Proposal 4 (the say-on-pay proposal) and Proposal 5 (the say-on-frequency proposal).

        A "FOR" vote by a "majority of votes cast" means that the number of shares voted "FOR" exceeds the number of shares voted "AGAINST."

Where can I find the voting results of the Annual Meeting?

        The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the meeting.

What is an abstention?

        An abstention is a properly signed proxy card that is marked "abstain." Abstentions do not constitute votes "FOR" or votes "AGAINST."

What is a broker "non-vote?"

        If you are a beneficial owner of shares held in "street name" and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker "non-vote."

        The election of directors (Proposal 1), the approval of the 2018 ESPP (Proposal 3), the say-on-pay proposal (Proposal 4) and the say-on-frequency proposal (Proposal 5) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank or other nominee.

        The ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 27, 2018 (Proposal 2) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters.

Will any other matters be acted on at the Annual Meeting?

        If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of February 16, 2018, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

        We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of common stock held of record by such persons.

Whom should I contact with other questions?

        If you have additional questions about these proxy materials or the Annual Meeting, please contact: Floor & Decor Holdings, Inc., 2233 Lake Park Drive, Smyrna GA 30080, Attention: David V. Christopherson, Telephone: (404) 471-1634.

ELECTION OF FOUR CLASS I DIRECTORS (PROPOSAL 1)

Board Structure and the Nominees

        The Board is comprised of 11 directors. Pursuant to our Restated Certificate of Incorporation (our "certificate of incorporation"), the Board is divided into three classes. The members of each class serve for staggered, three-year terms. Upon the expiration of the term of a class of directors, the Nominating and Corporate Governance Committee of the Board (the "Nominating Committee") will recommend to the Board for its approval the slate of director nominees to be nominated for election for three-year terms at the Annual Meeting of Stockholders in the year in which the term of a class of directors expires.

        Our directors have a balance of tenure and age, which provides our Board with an effective mix of experience and perspective, as shown in the chart and biographies below:

        In connection with the Annual Meeting, the Board, upon the recommendation of the Nominating Committee, has nominated each of Norman H. Axelrod, Brad J. Brutocao, Richard L. Sullivan and Felicia D. Thornton (together, the "Nominees") for reelection as a Class I director, for a three-year term expiring at our 2021 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.

        Set forth below is information concerning our directors, and the key experience, qualifications and skills they bring to the Board. As detailed in each director's biography, our Board collectively leverages its strengths and experiences in the following areas:

The Nominees

        Norman H. Axelrod, 65, has served as our Chairman since December 2011 and as a member of our Board since November 2010. Beginning in 1988, Mr. Axelrod served as Chief Executive Officer and a member of the board of directors of Linens 'n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, was appointed as Chairman of its board of directors in 1997, and served in such capacities until its acquisition in February 2006. Mr. Axelrod also serves on the boards of directors of the parent entities of Smart & Final Stores, Inc., a warehouse-style food and supply retailer, Guitar Center, Inc., a musical instruments retailer, The Neiman Marcus Group LLC, a luxury retailer, and 99 Cents Only Stores LLC, a deep-discount retailer. Mr. Axelrod was also appointed Chairman of the board of directors of 99 Cents Only Stores LLC in February 2018 and has previously served as the Chairman of the boards of directors of GNC Holdings, Inc., a specialty retailer of health and wellness products, National Bedding Company LLC, a mattress and bedding product manufacturer, and Simmons Company, a mattress and bedding product manufacturer, and as a member of the boards of directors of Jaclyn, Inc., a handbags and apparel company, Reebok International Ltd., a leading worldwide designer and marketer of sports, fitness and casual footwear, apparel and equipment, and Maidenform Brands, Inc., an intimate apparel retailer. Mr. Axelrod has provided consulting services to certain entities related to Ares Management, L.P. ("Ares Management"). Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University and an M.B.A. from New York University. Mr. Axelrod's vast experience led to the conclusion that he should serve as a member of our Board.

        Brad J. Brutocao, 44, has served as a member of our Board since November 2010. Mr. Brutocao joined Freeman Spogli (as defined below) in 1997 and has been a Partner since 2008. Prior to joining Freeman Spogli, Mr. Brutocao worked at Morgan Stanley & Co., a financial services firm, in the Mergers and Acquisitions and Corporate Finance departments. Mr. Brutocao currently serves on the boards of directors of the parent entities of Arhaus LLC, a home furnishings retailer, Boot Barn, Inc., a retailer of western and work footwear and apparel, Plantation Products LLC, a supplier of lawn and garden consumables, Regent Holding, a supplier of home décor and accent products, and City Barbeque, a fast-casual restaurant concept. Mr. Brutocao received a B.A. in Business Economics from the University of California, Los Angeles. Mr. Brutocao's experience managing investments in, and serving on the boards of, companies operating in the retail and consumer industries led to the conclusion that he should serve as a member of our Board.

        Richard L. Sullivan, 61, has served as a member of our Board since April 2017. Mr. Sullivan has been the President and CEO of the parent entity of PGA TOUR Superstore, a nationwide specialty golf retailer, since 2009. Previously, Mr. Sullivan was the Chief Marketing Officer for Home Depot Inc. from 1992 to 2002. From 2002 to 2008, Mr. Sullivan served as the Executive Vice President and Chief Marketing Officer overseeing sales, marketing and other business related functions for the Atlanta Falcons and team owner Arthur Blank. Mr. Sullivan was elected Vice Chairman of the board of directors of the National Golf Foundation in January 2016 and serves as a member of its compensation committee. He received his B.S. in Accounting from Roger Williams University. Mr. Sullivan's business experience, including in home improvement and specialty retailers, led to the conclusion that he should serve as a member of our Board.

        Felicia D. Thornton, 54, has served as a member of our Board since April 2017. Ms. Thornton has been the Chief Financial Officer and Treasurer for 99 Cents Only Stores LLC, a deep-discount retailer, since November 2015, and she was appointed to the board of directors and named Vice Chair in February 2018. Previously, Ms. Thornton served as Co-Chief Executive Officer, President and Chief Operating Officer for DeMoulas Super Market, Inc., ("DeMoulas"), a supermarket chain, from June 2014 to December 2014 and as the Chief Executive Officer of Knowledge Universe U.S., a private childhood education company, from 2006 to 2011. Ms. Thornton served as Chief Financial Officer and led overall strategy for Albertsons, a grocery and drugstore company, from 2001 to 2006. Ms. Thornton served in a variety of executive strategic and financial roles from 1992 to 2000 for Ralphs Grocery Company, Inc., a grocery store chain, and for Fred Meyer, a retail supermarket company, both of which eventually became part of The Kroger Company, a global retailer of grocery, multi-department, discount, convenience and jewelry stores, where Ms. Thornton served as Group Vice President responsible for retail operations. Ms. Thornton has served as a member of the boards of directors of public and private companies, including Nordstrom, Inc., a luxury retailer, from November 2010 to May 2012 and for Knowledge Universe Education, Inc. from November 2006 to May 2012. Ms. Thornton also served as an Advisor to the Special Committee of the board of directors of DeMoulas from April 2014 to June 2014. Ms. Thornton received a B.S. in Economics from Santa Clara University and an M.B.A. from the University of Southern California. Ms. Thornton's extensive executive experience in retail, and particularly in large high growth multi-unit retailers, led to the conclusion that she should serve as a member of our Board.

        THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE FOUR NOMINEES AS CLASS I DIRECTORS.

Directors Remaining in Office until Our 2019 Annual Meeting of Stockholders

        Michael Fung, 67, has served as a member of our Board since April 2017. Mr. Fung was the Interim Chief Operating Officer and Chief Financial Officer for The Neiman Marcus Group LLC, a luxury retailer, from November 2016 through June 2017. Previously, Mr. Fung served as the Interim Chief Financial Officer and Treasurer for 99 Cents Only Stores LLC, a deep-discount retailer, from June to November 2015 and as the Interim Executive Vice President and Chief Administrative Officer from January to September 2013. Mr. Fung served as Senior Vice President and Chief Financial Officer at Walmart U.S., a multinational retailer, from 2006 until his retirement in February 2012, as Senior Vice President, Internal Audit Services from 2003 to 2006, and as Vice President, Finance and Administration of Global Procurement from 2001 to 2003. Before joining Walmart, Mr. Fung spent five years as Vice President and Chief Financial Officer of Sensient Technologies Corporation, a global manufacturer and marketer of colors, flavors and fragrances, preceded by three years as Senior Vice President and Chief Financial Officer of Vanstar Corporation, a developer of information technology and networking solutions and four years as Vice President and Chief Financial Officer of Bass Pro Shops, Inc., a hunting, fishing and outdoor gear retailer. Mr. Fung currently serves as a member of the boards of directors of Franklin Covey Co., a global leader in organizational performance improvement solutions, and 99 Cents Only Stores LLC. Mr. Fung is the immediate past Chair and member of the Board for the Asian and Pacific Islander American Scholarship Fund. Mr. Fung is also a member of the Committee of 100 and the University of Illinois Foundation. Mr. Fung is a Certified Public Accountant (Inactive) in the State of Illinois. He received his B.S. in Accounting from the University of Illinois at Chicago and his M.B.A. from the University of Chicago. Mr. Fung's operating experience at retailers and his service on boards of directors led to the conclusion that he should serve as a member of our Board.

        John M. Roth, 59, has served as a member of our Board since November 2010. Mr. Roth joined Freeman Spogli in 1988 and has been a Partner since 1993, he previously served as President and Chief Operating Officer and now serves as Chief Executive Officer. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth has served on the board of directors of El Pollo Loco Holdings, Inc., a differentiated quick service restaurant concept, since December 2007. Mr. Roth previously served on the board of directors of hhgregg, Inc., an electronics and appliances retailer. Mr. Roth received an M.B.A. and a bachelor's degree from the Wharton School of the University of Pennsylvania. With his extensive experience as a board member of numerous retail and consumer businesses and his experience and insights into strategic expansion opportunities, capital markets and capitalization strategies, Mr. Roth is well qualified to serve on our Board.

        Thomas V. Taylor, Jr., 52, has served as our Chief Executive Officer and a member of our Board since December 2012. Prior to joining us, Mr. Taylor began his career at age 16 in 1983 at a Miami Home Depot store. He worked his way up through various manager, district manager, vice president, president, and senior vice president roles to eventually serve as the Executive Vice President of Operations with responsibility for all 2,200 Home Depot stores and then the Executive Vice President of Merchandising and Marketing, again for all stores. After leaving Home Depot in 2006, for the next six years, Mr. Taylor was a Managing Director at Sun Capital Partners. During his tenure, he was a board member for over twenty portfolio companies in the United States and Europe. Mr. Taylor's significant experience as a board member and his expertise in the home improvement retail industry led to the conclusion that he should serve as a member of our Board.

        Rachel H. Lee, 33, has served as a member of our Board since October 2015. Ms. Lee is a Principal in the Private Equity Group of Ares Management. Prior to joining Ares Management in 2008, Ms. Lee was an investment banking generalist at J.P. Morgan, where she participated in the execution of a variety of transactions including leveraged buyouts, mergers and acquisitions, and debt and equity financings across various industries. She holds a B.S.B.A. from the University of Southern California Marshall School of Business in Corporate Finance and a B.S. from the University of Southern California Leventhal School of Accounting in Accounting. Ms. Lee's experience working with and serving as a director of various companies operating in various industries controlled by private equity sponsors led to the conclusion that she should serve as a member of our Board.

Directors Remaining in Office until Our 2020 Annual Meeting of Stockholders

        David B. Kaplan, 50, has served as a member of our Board since October 2010, including as Chairman from October 2010 to December 2011. Mr. Kaplan is a Co-Founder of Ares Management, and a Director and Partner of Ares Management GP LLC, Ares Management's general partner. He is a Partner of Ares Management, Co-Head of its Private Equity Group and a member of its Management Committee. He additionally serves on several of the Investment Committees for certain funds managed by the Private Equity Group. Mr. Kaplan joined Ares Management in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp., an investment banking and securities firm. Mr. Kaplan currently serves as Chairman of the board of directors of the parent entities of Neiman Marcus Group, Inc., a luxury retailer, and Smart & Final Stores, Inc., a warehouse-style food and supply retailer, and as a member of the boards of directors of ATD Corporation, a replacement tire distributor, 99 Cents Only Stores LLC, a deep-discount retailer, and the parent entity of Guitar Center, Inc., a musical instruments retailer. Mr. Kaplan's previous public company board of directors experience includes Maidenform Brands, Inc., an intimate apparel retailer, where he served as the company's Chairman, GNC Holdings, Inc., a specialty retailer of health and wellness products, Dominick's Supermarkets, Inc., a grocery store retailer, Stream Global Services, Inc., a business process outsourcing provider, Orchard Supply Hardware Stores Corporation, a home improvement retailer, and Allied Waste Industries Inc., a waste services company. Mr. Kaplan also serves on the board of directors of Cedars-Sinai Medical Center and serves on the President's Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan's over 25 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries led to the conclusion that he should serve as a member of our Board.

        Peter M. Starrett, 70, has served as a member of our Board since November 2010. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. In connection with his activities at Peter Starrett Associates, Mr. Starrett also provides consulting services to certain Freeman Spogli affiliated entities. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer of The Children's Place, a specialty retailer. Prior to that, Mr. Starrett held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett is Chairman of the board of directors of Boot Barn, Inc., a specialty apparel and footwear retailer. From May to November of 2012, Mr. Starrett served as Boot Barn, Inc.'s interim Chief Executive Officer. In addition, he is a member of the board of directors of several private companies. Previously, he was also the Chairman of the board of directors of Pacific Sunwear, Inc. and served on the board of directors of hhgregg, Inc., an electronics and appliances retailer. Mr. Starrett received a B.S.B.A. from the University of Denver and an M.B.A. from Harvard Business School. Mr. Starrett's extensive experience as an officer and a director of both public and private companies in the retail industry led to the conclusion that he should serve as a member of our Board.

        George Vincent West, 63, has served on our Board since he founded us in 2000. He served as our Chief Executive Officer from 2000 to 2002, as co-Chief Executive Officer from 2008 to 2010 and as Chief Executive Officer from 2010 through 2012. Currently, Mr. West serves as the Vice Chairman of our Board, a position that he has held since December 2012. Mr. West began his business career starting a successful retail glassware business in Atlanta. He was eventually recruited to work for his family building materials business, West Building Materials, which operated in five southeastern states, and eventually became its President. Mr. West also developed and sold a multistate billboard company and has developed several real estate projects across the state of Georgia, the most recent being Utana Bluffs, a boutique mountain home community in the north Georgia Mountains. Mr. West graduated from the Terry College of Business at the University of Georgia in 1977. Mr. West's experience and intimate knowledge of the Company led to the conclusion that he should serve as a member of our Board.

OTHER BOARD INFORMATION

Board Meetings in 2017

        The Board held five meetings during our fiscal year ended December 28, 2017 ("Fiscal 2017").

Director Attendance

        During Fiscal 2017, each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he served as a director or committee member, as applicable.

        We encourage, but do not require, our directors to attend our Annual Meetings of Stockholders.

Director Independence

        Our Board has reviewed the independence of our directors and has considered whether any director has a material relationship with us that could compromise that director's ability to exercise independent judgment in carrying out that director's responsibilities. Our Board has affirmatively determined that each of Messrs. Axelrod, Brutocao, Fung, Kaplan, Roth, Starrett and Sullivan and Mses. Lee and Thornton qualifies as an "independent director," as defined in the corporate governance rules of the New York Stock Exchange (the "NYSE").

        Our common stock has been listed for trading on the NYSE under the symbol "FND" since April 27, 2017.

Controlled Company Exception

        We are deemed a "controlled company" under the rules of the NYSE, and we qualify for, but do not intend to rely on, the "controlled company" exemption to the board of directors and committee composition requirements under the rules of the NYSE. If we were to rely on this exemption, we would be exempt from the requirements that (1) our Board be comprised of a majority of independent directors, (2) we have a nominating and corporate governance committee composed entirely of independent directors, (3) our compensation committee be comprised solely of independent directors and (4) we conduct an annual performance evaluation of the nominating and corporate governance committee and the compensation committee. The "controlled company" exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the rules of the NYSE, which require that our audit committee be composed of at least three members and entirely of independent directors within one year from the date of our initial public offering (our "IPO").

        Since we do not intend to rely on the "controlled company" exemption under the rules of the New York Stock Exchange, the Board has taken all actions necessary to comply with such rules, including appointing a majority of independent directors to the Board and establishing certain committees composed entirely of independent directors within the time frames set forth under the rules of the NYSE.

Board Leadership Structure

        Our Board has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board's view that rather than having a rigid policy, the Board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate.

        Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board with Mr. Taylor serving as our Chief Executive Officer and Mr. Axelrod as Chairman of the Board. We believe this is appropriate as it provides Mr. Taylor with the ability to focus on our day-to-day operations while Mr. Axelrod focuses on oversight of our Board.

Risk Oversight

        Our Board plays an active role in overseeing management of our risks. Our Board regularly reviews information regarding our credit, compliance, liquidity and operations, as well as the risks associated with each. The compensation committee of our Board (the "Compensation Committee") is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the audit committee of the Board (the "Audit Committee") is responsible for overseeing the management of financial, legal and regulatory risks and our enterprise risk management process generally. The Nominating Committee is responsible for managing risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks through committee reports and otherwise.

Board Committees

        Our Board has the authority to appoint committees to perform certain management and administration functions. Our Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The composition and responsibilities of each standing committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board has adopted a written charter for each of our Audit Committee, Compensation Committee and Nominating Committee, which are available, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, on the Governance Documents page of the Investors section of our website located at www.FloorandDecor.com. We intend to disclose any amendments to the above documents, or any waivers of their requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE.

Audit Committee

        The Audit Committee held five meetings during Fiscal 2017 and consists of Messrs. Starrett and Sullivan and Mr. Fung who acts as its chair. Our Board determined that each of Messrs. Fung and Sullivan qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, has the attributes set forth in such section and is financially literate, as required by the rules of the NYSE. In addition, our Board has determined that each of Messrs. Fung, Starrett and Sullivan is independent as independence is defined under the rules of the NYSE and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The principal duties and responsibilities of our Audit Committee are as follows:

  •
  to monitor our financial reporting process and internal control system;

  •
  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

  •
  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory requirements.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        The Compensation Committee held three meetings during Fiscal 2017 and consists of Mr. Brutocao, Ms. Lee and Mr. Axelrod, who acts as its chair.

        The principal duties and responsibilities of our Compensation Committee are as follows:

  •
  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

  •
  to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

  •
  to provide oversight concerning the compensation of our chief executive officer, performance of the chief executive officer, to prepare a report on executive compensation for inclusion in this proxy statement and the Annual Report and related matters.

        Role of Outside Advisors.    Pursuant to the charter of the Compensation Committee, the Compensation Committee has the authority to engage independent counsel, accountants, consultants and other advisers as it deems necessary or appropriate to carry out its duties and responsibilities.

Nominating Committee

        The Nominating Committee held two meetings during Fiscal 2017 and consists of Ms. Lee, Mr. Roth and Ms. Thornton, who acts as its chair.

        The principal duties and responsibilities of the Nominating Committee are as follows:

  •
  to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board;

  •
  oversee the evaluations of the Board, the committees of the Board and management; and

  •
  to make recommendations to our Board regarding board governance matters and practices.

        Director Qualifications; Nominating Committee Process.    The Nominating Committee's policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 1.10 of our Second Amended and Restated Bylaws (the "Bylaws").

        The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our Annual Meeting of Stockholders. The Nominating Committee considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating Committee has not adopted a formal policy with respect to diversity. In general, the Company seeks a Board that includes a diversity of perspectives and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

Code of Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.FloorandDecor.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

Compensation Committee Interlocks and Insider Participation

        None of the directors who served on the Compensation Committee in Fiscal 2017 has ever served as one of our officers or employees. In addition, none of the directors who served on the Compensation Committee had any relationship with us or any of our subsidiaries during Fiscal 2017 pursuant to which disclosure would be required under applicable rules and regulations of the SEC pertaining to the disclosure of transactions with related persons. During Fiscal 2017, (A) none of our executive officers served as a member of the compensation committee (or other committee performing similar functions or, in the absence of any such committee, the entire board of directors) of any other entity of which an executive officer of such other entity served on our Compensation Committee; (B) none of our executive officers served as a director of any other entity of which an executive officer of such other entity served on our Compensation Committee; and (C) none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity of which an executive officer of such other entity served on the Board.

Stockholder and Interested Party Communications

        The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Floor & Decor Holdings, Inc., 2233 Lake Park Drive, Smyrna, GA 30080, Attention: Secretary. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investor Rights Agreement

        We are party to an investor rights agreement among us, Ares Corporate Opportunities Fund III, L.P. ("Ares"), a fund affiliated with Ares Management and FS Equity Partners VI, L.P. and FS Affiliates VI, L.P., funds affiliated with Freeman Spogli Management Co., L.P. (collectively "Freeman Spogli" and together with Ares, our "Sponsors") (the "Investor Rights Agreement"). Pursuant to the terms of the Investor Rights Agreement, each Sponsor is entitled to nominate (a) five directors for election to our Board for so long as it holds 40% or more of our outstanding common stock, (b) three directors for election to our Board for so long as it holds 30% or more of our outstanding common stock, (c) two directors for election to our Board for so long as it holds 15% or more of our outstanding common stock and (d) one director for election to our Board for so long as it holds 5% or more of our outstanding common stock. In particular, Ares has nominated Messrs. Axelrod, Kaplan and Starrett and Mses. Lee and Thornton for election to our Board, and Freeman Spogli has nominated Messrs. Brutocao and Roth for election to our Board. Pursuant to the terms of the Investor Rights Agreement, each Sponsor has agreed to vote in favor of the other Sponsor's nominees and for the election of our then-current chief executive officer to our Board, and subject to any applicable securities exchange or equivalent listing requirements, we have agreed to take all necessary and desirable actions to support the election of such director nominees, including soliciting proxies in favor of such nominees, at each annual or special meeting of our stockholders called for the election of directors. The Investor Rights Agreement also provides that the size of our Board may not exceed 12 members unless otherwise agreed by our Sponsors. In addition, subject to certain conditions, the Investor Rights Agreement provides each Sponsor with certain rights with respect to board committee membership, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

        Directors nominated by our Sponsors may be removed with or without cause by the affirmative vote of the Sponsor entitled to nominate such director. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of at least a majority of the voting power of our common stock. We are required to bear the expenses associated with any transactions contemplated under the Investor Rights Agreement.

Registration Rights Agreement

        We are a party to a registration rights agreement with Ares, Freeman Spogli and certain other stockholders (the "Registration Rights Agreement"). Pursuant to the terms of the Registration Rights Agreement, Ares, Freeman Spogli and certain other signatories thereto are entitled to various rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the "Securities Act"). Registration of any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates.

Demand Registration Rights

        Subject to certain conditions and restrictions contained in the Registration Rights Agreement, our Sponsors are able to require us to use reasonable best efforts to register their common stock under the Securities Act at any time.

Piggyback Registration Rights

        In the event of a demand registration or if we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to the holders of our common stock with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement.

Expenses

        We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.

Indemnification of Officers and Directors

        Our certificate of incorporation and Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.

Ordinary Course Transactions with Related Persons

        From time to time, our and our Sponsors' directors, officers, employees and affiliates may enter into commercial transactions with us in the ordinary course of business, primarily for the purchase of inventory at our stores. We do not believe that any such transaction is significant enough to be material to us or the applicable related person.

Statement of Policy Regarding Transactions with Related Persons

        Policies regarding transactions with related persons are included in the charter of our Audit Committee and in our Corporate Governance Guidelines, each of which require that any transaction with a "related person" (as defined in paragraph (a) of Item 404 Regulation S-K) that is brought to the Audit Committee's attention be reviewed and approved by the Audit Committee.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)

        In accordance with the Audit Committee's charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 29, 2016 ("Fiscal 2016") and Fiscal 2017, all audit and non-audit services were pre-approved by the Audit Committee.

        The Audit Committee has appointed Ernst & Young to serve as our independent auditors for our fiscal year ending December 27, 2018, subject to ratification by our stockholders. Representatives of Ernst & Young will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify Ernst & Young's appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.

Fees Paid to Ernst & Young LLP

        The fees incurred by us for professional services rendered by Ernst & Young for Fiscal 2016 and Fiscal 2017 were as follows:

	Fiscal 2017		Fiscal 2016
Audit Fees	$1,767,171	(1)	$941,687	(1)
Audit-Related Fees	—		—
Tax Fees	137,864	(2)	290,610	(2)
All Other Fees	—		—

	$1,905,035		$1,232,297

(1)
Audit fees include fees and expenses for professional services rendered for the audit of the Company's annual consolidated financial statements, reviews of quarterly financial statements, and related services. Audit fees also include fees and expenses associated with securities offerings and filing registration statements with the Securities and Exchange Commission, including these associated with our IPO and two secondary offerings in 2017.

(2)
Tax fees include fees for tax services, including tax compliance, tax advice and tax planning.

        The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining Ernst & Young's independence.

Audit Committee Pre-Approval Policies and Procedures

        Our Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit and tax services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. The chairperson of the Audit Committee has been delegated the authority to pre-approve any engagement for such audit services and permitted non-audit and tax services, in each case, up to a maximum amount of $50,000, provided that the chairperson of the Audit Committee must disclose all such pre-approved services to the full Audit Committee at the meeting of the Audit Committee immediately following any such pre-approval.

        All of the services provided by Ernst & Young described above were approved by our Audit Committee pursuant to our Audit Committee's pre-approval policies.

        THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDED DECEMBER 27, 2018.

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN (PROPOSAL 3)

General

        On February 28, 2018 the Board approved, subject to stockholder approval, the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan. Stockholder approval of the ESPP requires the affirmative vote of a majority of the shares that are present in person or by proxy and entitled to vote on the proposal at the meeting.

        The ESPP is intended to encourage and enable employees of the Company and its designated subsidiaries to acquire common stock of the Company, by offering options to buy shares. We believe that employees who participate in the ESPP will have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company's growth and earnings. The ESPP is intended to be an "employee stock purchase plan" within the meaning of Code Section 423 and the provisions of the ESPP will be construed in a manner consistent with the requirements of such section.

        Based on the estimated participation usage rate, the Company believes that the 1,500,000 authorized shares will be sufficient to operate the ESPP for approximately five to seven years, depending in part on the future performance of our common stock. We anticipate filing a Registration Statement on Form S-8 with the SEC to register the amount of new shares of our common stock to be included in the aggregate share reserve under the ESPP, effective upon and subject to stockholder approval of the ESPP, as soon as practicable following such stockholders' approval of the ESPP.

        The following summary describes the principal provisions of the ESPP. The summary does not purport to be complete and is qualified in its entirety by the full text of the ESPP attached as Annex A to this proxy statement.

Summary of the ESPP

        Under the ESPP, as of the effective date, an aggregate of 1,500,000 shares of common stock (subject to certain adjustments to reflect changes in the Company's capitalization) may be purchased from the Issuer by eligible employees that become participants in the ESPP.

        To be eligible to participate in an the ESPP, an individual must: (i) be an employee of the Company or a designated subsidiary and (ii) have at least 90 days of continuous service. However, an otherwise-eligible employee will not be eligible if, immediately after the option is granted, the employee will own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or a parent or subsidiary corporation; and, to the extent allowable under Code Section 423, the Compensation Committee may decide not to extend an offering to one or more categories of employees. Approximately 5,500 employees will be eligible to participate in the ESPP.

        The term "designated subsidiary" means each existing subsidiary and future U.S. subsidiaries and parents (if any) that are not specifically excluded from participation by the Compensation Committee. A foreign subsidiary or parent will not be a designated subsidiary unless specifically designated by the Compensation Committee.

        The ESPP contemplates offering periods during which eligible employees will be allowed to elect payroll deductions (on an after-tax basis) for the purpose of buying shares under the ESPP. Each offering period will be six months, or such other period designated by the Compensation Committee, beginning on January 1 and July 1 or such other dates as designated by the Compensation Committee. Subject to stockholder approval, the first offering period will begin on July 1, 2018.

        On the first day of each offering period (the "offer date," generally January 1 and July 1), each participating employee ("participant") will be granted an option to purchase common stock at the end of the offering period (on the "exercise date," generally the next June 30 or December 31), subject to the $25,000 limit described below. No offering period will begin before the ESPP is approved by stockholders. The purchase price per share of the common stock subject to an offering will be determined by the Compensation Committee, but in no event will the price be less than the lesser of: (i) 85% of the fair market value of a share of common stock on the offer date or (ii) 85% of the fair market value of a share of common stock on the exercise date. The Compensation Committee may modify the purchase price (but not below the minimum described above) upon 30 days' notice prior to the commencement of the applicable offering period.

        An eligible employee may participate in an offering (i.e., elect to exercise the option) by electing an amount of deductions to be taken from his or her pay (on an after-tax basis). An eligible employee's maximum deductions may be specified by the Compensation Committee. A participant may increase or decrease the rate of his or her payroll deductions twice in a calendar year and may cancel his or her election at any time with respect to any offering period. In the event of cancellation, a participant would receive in cash the balance of the payroll deductions (without interest) then credited to his or her account.

        On each exercise date, each participant's accumulated payroll deductions will be used to purchase shares of common stock at the applicable purchase price, subject to the $25,000 limit described below. If all or a portion of the shares cannot reasonably be purchased on such date because of unavailability or any other reason, such purchase will be made as soon as thereafter feasible. A participant is entitled to all rights as a stockholder when the shares are credited to his or her account.

        The fair market value of shares purchased under the ESPP by a participant in any calendar year shall not exceed $25,000; no option will give a participant the right to purchase shares with a value in excess of that amount. For this purpose, fair market value of a share is determined as of the offer date for the period when the share was purchased. If a participant's accumulated payroll deductions for a period exceeds the amount required to purchase the maximum number of shares (i.e., shares with the maximum value), any excess accumulated deductions will be returned to the employee.

        If, during an offering period, a participant's continuous service terminates for any reason or a participant ceases to be an eligible employee, and the participant does not elect to cancel his or her election, such participant's accumulated payroll deduction amount as of such occurrence will be used on the next exercise date to purchase shares; but if a designated subsidiary is no longer part of the ESPP, the entire payroll deduction amount credited to each participant who is employed by such subsidiary will be refunded. Other rules apply if a participant is granted a leave of absence or is laid off.

        The ESPP is administered by the Compensation Committee. The Compensation Committee may delegate its duties and responsibilities under the ESPP, as determined by the Compensation Committee in its sole discretion.

        The Board of Directors (or a duly authorized committee thereof) may at any time and for any reason terminate, freeze or amend the ESPP. Except as otherwise described in the ESPP, no amendment or termination may adversely affect any option previously granted. Stockholder approval shall be required for any amendment or termination to the extent (and only to the extent) required by Code Section 423 or any other applicable law, regulation or stock exchange rule.

        Neither payroll deductions credited to a participant's account nor any rights with regard to the purchase of or right to receive shares of common stock under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as otherwise permitted in the ESPP).

        The ESPP is not subject to any of the requirements of ERISA. The ESPP is not, nor is it intended to be, qualified under Code Section 401(a).

Securities Authorized for Issuance Under the 2011 and 2017 Stock Incentive Plans

        The following table sets forth information, as of the end of Fiscal 2017, with respect to the FDO Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan (the "2011 Plan") and the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan (the "2017 Plan"), under which securities are authorized for issuance. See subheadings "2011 Stock Incentive Plan" and "2017 Stock Incentive Plan" in the "Compensation Discussion and Analysis" section below.

Plan Name	Plan Category(1)	Number of securities to be issued upon exercise of outstanding options(3) (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under the equity compensation plans (excluding securities reflected in column (a)) (c)
2011 Plan(2)	Stock options	9,959,816	$5.38	—
2017 Plan	Stock options	1,309,745	$21.63	3,690,255
Total		11,269,561	$7.27	3,690,255

(1)
The 2011 Plan and the 2017 Plan are the only equity compensation plans that we have adopted, and each of the 2011 Plan and the 2017 Plan has been approved by our stockholders.

(2)
No future securities will be issued under the 2011 Plan.

(3)
The 2017 Plan includes 15,475 shares of restricted stock to certain of our non-employee directors.

New Plan Benefit

        Because the actual level of discount and the number of shares purchased under the ESPP will depend on each participant's voluntary election to participate and on the fair market value of the common stock at various future dates, neither the number of shares purchased nor the value to any individual can be determined in advance. On March 26, 2018, the closing price of our common stock on the NYSE was $51.73.

United States Federal Income Tax Consequences

        The ESPP is intended to qualify as an "employee stock purchase plan" under Code Section 423. Neither the grant of an option under the ESPP nor the exercise of such option (purchase of common stock) will have any immediate tax consequence for a participant. As of the date of this proxy statement, if a participant disposes of the common stock at least two years after the option was granted to him or her and at least one year after the common stock was purchased, any gain or loss realized upon the disposition of shares will be treated as long-term capital gain or loss to the participant; provided that if the purchase price is less than 100% of the fair market value at the time of purchase (exercise) the participant will realize ordinary income equal to the lesser of: (i) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock at the time the right to purchase was granted or (ii) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock on the date of the disposition. No income tax deduction will be allowed to the Company with respect to common stock purchased under the ESPP if such common stock is held for the required periods. If the participant disposes of the common stock before the holding periods described above have been satisfied (i.e., a "disqualifying disposition"), the participant will recognize ordinary income equal to the lesser of: (i) the excess of the fair market value of the common stock at the time of purchase over the purchase price, or (ii) the excess of the fair market value of the common stock at the time of disposition over the purchase price; and any excess gain over such amount will be treated as capital gain. In the case of a disqualifying disposition, the Company will generally be entitled to a deduction in the amount that the participant recognizes as ordinary income.

        If a participant dies while holding shares purchased under the ESPP, the participant will realize ordinary income equal to the lesser of: (i) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock at the time the right to purchase was granted or (ii) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock on the date of death.

        THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

AUDIT COMMITTEE REPORT

        The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at www.FloorandDecor.com. The Board has determined that each of Messrs. Starrett, Sullivan and Fung is independent as independence is defined under the applicable section of the NYSE rules, and that each of Messrs. Starrett, Sullivan and Fung is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of Messrs. Sullivan and Fung qualifies as an "audit committee financial expert."

        The primary purposes of the Audit Committee are to: monitor our financial reporting process and internal control system; appoint our independent registered public accounting firm, determine its compensation and other terms of engagement and oversee its work; oversee the performance of our internal audit function; and oversee our compliance with legal, ethical and regulatory matters.

        As noted above, the Audit Committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young, which includes, among other things, reviewing and evaluating the performance of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing Ernst & Young and the lead audit partner, the Audit Committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of Ernst & Young's performance, the technical capabilities of the engagement teams, external data concerning Ernst & Young's audit quality and performance obtained from reports of the Public Company Accounting Oversight Board ("PCAOB") and the engagement teams' understanding of our company's business. The Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as the Company's independent auditor is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of Ernst & Young as the Company's independent auditor for the fiscal year 2018.

        The Audit Committee discussed the auditors' review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and Ernst & Young with respect to our audited year-end financial statements.

        Further, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communications With Audit Committees), received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, has discussed with the auditors the auditors' independence and has considered, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm. In determining Ernst & Young's independence, the Audit Committee considered whether Ernst & Young's provision of non-audit services were compatible with the independence of the independent registered public accounting firm. The Audit Committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report for the fiscal year ended December 28, 2017, for filing with the SEC. The Board has approved this recommendation.

        This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.

AUDIT COMMITTEE Michael Fung (Chairperson) Peter M. Starrett Richard L. Sullivan

EXECUTIVE OFFICERS

Name	Age	Position
Thomas V. Taylor	52	Chief Executive Officer and a Director
Trevor S. Lang	47	Executive Vice President and Chief Financial Officer
Lisa G. Laube	55	Executive Vice President and Chief Merchandising Officer
Brian K. Robbins	60	Executive Vice President, Business Development Strategy
David V. Christopherson	43	Executive Vice President, Secretary and General Counsel

        The biography for Mr. Taylor is set forth above under "Election of Four Class I Directors (Proposal 1)—The Nominees."

        Trevor S. Lang, 47, is our Executive Vice President and Chief Financial Officer. Mr. Lang joined the Company as Senior Vice President and Chief Financial Officer in 2011, and was promoted to Executive Vice President of Professional Services and Chief Financial Officer in October 2014 in connection with his assuming responsibility for leading our in-store Pro business. From 2007 to 2011, he served as the Chief Financial Officer of Zumiez Inc. and also served as its Chief Administrative Officer beginning in April 2010. Previously, he had served as Vice President of Finance for Carter's, Inc. since 2003. At Carter's, Mr. Lang was responsible for the management of the corporate accounting and finance functions. From 1999 until joining Carter's in 2003, Mr. Lang served in a progressive series of Vice President roles in the finance area at Blockbuster Inc., culminating in his role as Vice President Operations Finance where he was responsible for accounting and reporting for over 5,000 company-owned and franchised stores. From 1994 until 1999, Mr. Lang worked in the audit division of Arthur Andersen reaching the level of audit manager. Mr. Lang is a 1993 graduate of Texas A&M University with a B.B.A. in Accounting. He is also a Certified Public Accountant.

        Lisa G. Laube, 55, has served as our Executive Vice President and Chief Merchandising Officer since 2012. She is responsible for Merchandising, Marketing, Inventory and E-Commerce. From 2005 to 2011, Ms. Laube was President of Party City where she was responsible for Merchandising, Marketing and E-Commerce and prior to that she was the company's Chief Merchandising Officer. From 2002 to 2004, she was the Vice President of Merchandising for White Barn Candle Company, a division of Bath and Body Works. Prior to that, Ms. Laube worked from 1996 to 2002 at Linens 'n Things beginning as a Buyer and progressing to General Merchandising Manager. From 1988 to 1996, she was a Buyer at Macy's in the Textiles division. Ms. Laube began her career at Rich's department store in the Executive Training Program. She graduated from the Terry School of Business, University of Georgia in 1985 with a B.B.A. in Marketing.

        Brian K. Robbins, 60, is our Executive Vice President, Business Development Strategy. He joined the Company as Senior Vice President—Supply Chain in 2013, was promoted to Executive Vice President in 2016 and assumed responsibility for our real estate function in 2017 and commercial business in 2018. In 2018, his title changed to reflect these additional responsibilities. Prior to joining us, Mr. Robbins was a senior supply chain or merchandising executive with three portfolio companies of Cerberus Capital Management since 2009. He had also held senior supply chain roles with GE and DuPont, and was a Merchandise Vice President with Home Depot. Mr. Robbins currently serves on the board of directors of the parent entity of 99 Cents Only Stores LLC, a deep-discount retailer. Early in his career, Mr. Robbins received his CPA certificate and held various accounting positions with Grant Thornton, Scripps Howard and PricewaterhouseCoopers. Mr. Robbins is a graduate of Miami University with a B.S. degree in Education, majoring in Industrial Management.

        David V. Christopherson, 43, is our Executive Vice President, General Counsel and Secretary. He joined the Company as General Counsel and Secretary in 2013 and was promoted to Senior Vice President in 2015 and Executive Vice President in 2018. Mr. Christopherson was the Vice President, General Counsel and Secretary of Teavana Holdings, Inc. from 2011 to 2013 and the Deputy General Counsel of Swett & Crawford from 2007 to 2011. He was previously an attorney with the law firms King & Spalding and Sullivan & Cromwell. Mr. Christopherson received an A.B. in Political Science from Davidson College and a J.D. from Harvard Law School.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded for Fiscal 2017 to our named executive officers ("NEOs") listed in the Summary Compensation Table for Fiscal 2017 that follows this discussion.

        Our NEOs for Fiscal 2017, which consist of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for Fiscal 2017, are:

  •
  Thomas V. Taylor, who serves as Chief Executive Officer and a member of our Board and is our principal executive officer;

  •
  Trevor S. Lang, who serves as Executive Vice President and Chief Financial Officer and is our principal financial officer;

  •
  Lisa G. Laube, who serves as Executive Vice President and Chief Merchandising Officer;

  •
  Brian K. Robbins, who serves as Executive Vice President, Business Development Strategy; and

  •
  David V. Christopherson, who serves as Executive Vice President, Secretary and General Counsel.

Highlights of 2017 Business Performance

        We believe that our NEOs were instrumental in helping us drive positive results for our stockholders in Fiscal 2017, as evidenced by the following:

  •
  the Company opened 14 new stores and relocated one store during Fiscal 2017;

  •
  net sales increased 31.8% to $1,384.8 million in Fiscal 2017, compared to $1,050.8 million in Fiscal 2016; relatedly, comparable store sales increased 16.6% in Fiscal 2017;

  •
  operating income increased 70.4% to $117.8 million in Fiscal 2017, compared to $69.1 million in Fiscal 2016, which included a net $10.5 million charge to reserve for a legal settlement; relatedly, operating margin increased 190 basis points to 8.5% in Fiscal 2017; and

  •
  net income increased 138.8% to $102.8 million in Fiscal 2017, compared to $43.0 million in Fiscal 2016; relatedly, net income per diluted share was $1.03 in Fiscal 2017 compared to $0.49 in Fiscal 2016.

For more information on our financial results for Fiscal 2017, see our Annual Report on Form 10-K for the fiscal year ended December 28, 2017, filed with the SEC on March 5, 2018.

Fiscal 2017 Compensation

Compensation Philosophy and Objectives

        The material components of our executive compensation program and their purposes and key characteristics are summarized in the following chart:

	What We Do		What We Don't Do
✓	Pay-for-Performance: Majority of fiscal year pay is performance-based and not guaranteed	X	No Excise Tax Gross-Ups: The Company does not provide any excise tax gross-up payments in connection with a change in control
✓	Annual Compensation Risk Review: Annually assess risk in compensation programs	X	No Tax Gross-ups for Perquisites: The Company does not provide tax gross-ups to NEOs for the limited perquisites we provide
✓	Share Ownership Guidelines: NEOs must comply with share ownership requirements	X	No Hedging or Pledging: NEOs are prohibited from engaging in hedging transactions, pledging Company stock as collateral and similar arrangements with respect to the Company's securities

        Our Compensation Committee worked with Korn Ferry Hay Group ("Hay Group"), our independent compensation consultant, to develop and formalize our Fiscal 2017 compensation philosophy and to implement compensation arrangements that reflect this philosophy. Our compensation philosophy reflects the following general principles:

  •
  Simplicity and transparency:  Base salary, bonuses and stock option awards should be easy to understand, and total compensation should be market and performance-based.

  •
  Attractive compensation for talent:  The more senior the executive, the more pay should be "at risk."

  •
  Pay for performance:  Compensation should only be paid (with the possibility of no incentive payments) when financial performance is achieved that aligns with the strategic and financial priorities set by the Board.

  •
  Operating income is an appropriate measure of performance:  Incentive compensation should be tied to operating income because it is a measure of profitability scrutinized by public companies and excludes uncontrollable factors like taxes and interest rates.

Determination of Compensation

        Prior to our IPO, we were privately held, and the Compensation Committee reviewed and recommended the compensation of our NEOs. Following our IPO, the Compensation Committee continues to review and recommend the compensation of our NEOs and will regularly report its compensation decisions and recommendations to our Board.

        In addition, prior to our IPO, we retained Hay Group to provide advice on compensation for a private company, with such advice being utilized by the Compensation Committee to assist in developing our approach to executive officer and director compensation. In addition to advising our Compensation Committee, Hay Group performed other compensation consulting services for us.

        Following the IPO, the Compensation Committee has retained Hay Group as its compensation consultant to provide advice on compensation for a public company.

        In making executive compensation determinations for Fiscal 2017, we relied on the significant experience of our directors in establishing compensation across many companies in multiple industries, as well as the input of our Chief Executive Officer, who has many years of experience in our industry. As a private company, our Compensation Committee analyzed market data for executive compensation focusing on retail companies with $250 million to $1.9 billion in annual revenue. The Compensation Committee also reviewed compensation data from the public filings for the following companies:

Big 5 Sporting Goods Conn's The Container Store Ethan Allen Interiors Haverty Furniture Hibbett Sports La-Z-Boy	Lumber Liquidators Restoration Hardware Select Comfort Tile Shop Party City Pier 1

        While the Compensation Committee considered this data from time to time to generally inform decisions relating to NEO compensation, it did not seek to benchmark our NEO compensation to any particular level. The Compensation Committee expects to periodically evaluate competitive market data to include the most suitable peer group as well as other market data deemed relevant. The Compensation Committee will review our NEO compensation against an appropriate peer group on a more formal basis and will also consider other relevant market data to ensure that our NEO compensation is competitive and sufficient to recruit and retain our NEOs.

        The Compensation Committee expects to periodically review and update this peer group and to utilize Hay Group for benchmarking and peer group analysis in determining and developing compensation packages for our NEOs.

Elements of Our Executive Compensation Program

        For Fiscal 2017, our executive compensation program consisted of the following elements:

        We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. We generally allocate compensation between short-term and long-term components and between cash and equity in a manner that we believe will maximize executive performance and retention. The variable pay elements (annual cash incentive and long-term incentive equity awards) comprise an increasingly larger proportion of total compensation of our senior executives as position level increases. This is consistent with our belief that these at-risk elements of compensation more closely align management's interests with our financial performance and with our employees' interests.

        The charts below show the percentage of our NEOs' 2017 target compensation that was performance-based.

        Base Salary.    Base salary is a visible and stable foundation of our compensation program. The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each executive and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. On a prospective basis, we will continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our NEOs with those of our stockholders. When reviewing each executive's base salary, the Compensation Committee considers the level of responsibility and complexity of the executive's role, whether individual performance in the prior year was particularly strong or weak, and the salaries paid for the same or similar positions in the competitive market. Base salaries for our NEOs as of the end of Fiscal 2016 and 2017 are listed below. At its meeting on February 27, 2018, the Compensation Committee approved salary increases for the NEOs, effective March 2, 2018. The increased salaries for fiscal 2018 are listed below.

Name	Fiscal 2016 Base Salary	Fiscal 2017 Base Salary	Fiscal 2018 Base Salary
Thomas V. Taylor	$700,000	$850,000	$950,000
Trevor S. Lang	$408,077	$422,300	$435,000
Lisa G. Laube	$487,115	$490,000	$505,000
Brian K. Robbins	$348,303	$360,315	$400,000
David V. Christopherson	$307,269	$321,360	$345,000

        Annual Cash Incentive Bonuses.    Our NEOs are eligible to receive annual cash incentives. We consider annual cash incentive bonuses to be "at-risk" compensation. As "at-risk" compensation, we increase the size of the target incentive, as a percentage of base compensation, proportionate to each executive officer's position and responsibilities. The annual incentives are intended to reward our senior executives for achieving a target operating income objective established by the Compensation Committee at the beginning of the year. For Fiscal 2017, (i) Mr. Taylor was eligible to receive an annual incentive with a target amount equal to 100% of his base salary, (ii) Ms. Laube and Mr. Lang were eligible to receive an annual incentive with a target amount equal to 60% of their respective base salary, (iii) Mr. Robbins was eligible to receive an annual incentive with a target amount equal to 55% of his base salary and (iv) Mr. Christopherson was eligible to receive an annual incentive with a target amount equal to 50% of his salary.

        In Fiscal 2017, our target operating income as calculated with respect to the annual incentive bonuses was $100.3 million. Our operating income as calculated with respect to such annual cash incentive bonuses was $122.5 million, which was 122% of the target and resulted in a payout percentage of 185%. Operating income was adjusted to reflect one-time costs related to our IPO, hurricanes Harvey and Irma and two secondary offerings of our common stock by certain selling stockholders incurred in 2017. See Note 10 to our consolidated financial statements for Fiscal 2017. Accordingly, based on our achievement of 122% of our operating income target for Fiscal 2017, the NEOs received the following annual incentive bonuses:

Name	Target Annual Incentive	Target Annual Incentive %	Actual Annual Incentive	Actual Payout Percentage
Thomas V. Taylor	$821,154	100%	$1,519,135	185%
Trevor S. Lang	$251,961	60%	$466,127	111%
Lisa G. Laube	$294,000	60%	$543,901	111%
Brian K. Robbins	$197,244	55%	$364,901	102%
David V. Christopherson	$159,492	50%	$295,059	93%

        In February 2018, the Compensation Committee adopted the 2018 Annual Performance Bonus Program (the "2018 Bonus Program"), pursuant to which executive officers, including the NEOs, will be eligible to earn annual cash incentive based upon our achievement of operating income for the 2018 fiscal year. For payouts at target, our operating income must be $144.8 million, with greater payouts possible in the event we exceed our target operating income objective. Under the 2018 Bonus Program, our operating income must be at least $117.7 million in order for any payouts to be made. Mr. Taylor is eligible to receive a bonus with a target amount equal to 100% of his base salary. Ms. Laube and Messrs. Lang, Robbins and Christopherson are each eligible to receive a bonus with a target amount equal to 65%, 65%, 60% and 55% of their respective base salaries.

  Stock Option Awards.

  2011 Stock Incentive Plan

        We maintain the 2011 Plan, pursuant to which, we may grant incentive stock options, non-qualified stock options and restricted stock to our employees, including the NEOs.

        On September 30, 2016, in connection with a non-recurring extraordinary dividend, we adjusted the exercise price of certain outstanding stock options and made cash payments to certain stock option holders in accordance with the terms of the 2011 Plan to account for such dividend, including stock options held by the NEOs, in order to prevent substantial dilution or enlargement of the rights of such option holders. Certain option holders, including the NEOs, will, in the event of a termination of employment prior to March 31, 2018, be required to repay dividend payments received in respect of stock options that were unvested as of September 30, 2016 and that remain unvested as of the date of termination. There was no incremental change to the fair value of the options in connection with the adjustment of the exercise price.

        We froze the 2011 Plan in connection with the IPO. No further awards will be granted under the 2011 Plan but awards granted prior to the freeze date will continue in accordance with their terms and the terms of the 2011 Plan.

  2017 Stock Incentive Plan

        In connection with our IPO, our Board adopted and our stockholders approved the 2017 Plan, pursuant to which, we may grant incentive stock options, non-qualified stock options, restricted stock, other stock-based awards and performance-based cash awards to our employees, including the NEOs. We believe that a new omnibus incentive plan was appropriate in connection with a public offering of our common stock not only to continue to enable us to grant awards to management to reward and incentivize their performance and retention, but also to have a long-term equity plan that is appropriate for us as a publicly held company.

        We generally grant stock options to our NEOs in connection with their hiring as a way of aligning our interests with those of our employees. Under the 2011 Plan, stock options generally become exercisable in equal annual installments of 20% each, on each of the first five anniversaries of their grant date as long as the NEO is continuously employed by us on each vesting date. For Mr. Taylor, certain stock options become exercisable in annual installments of 25% each on each of the first four anniversaries of their grant date.

        In connection with our IPO, we granted options to our eligible employees on April 26, 2017, including our NEO's based on the IPO price of $21.00 per share. These awards will vest subject to continued employment and generally vest ratably over five years except as described below.

        The options granted to Mr. Taylor vest in annual installments over a 5-year period at a rate of 0%/0%/20%/40%/40%, on each anniversary of the date of grant. The options granted to Mr. Lang and Ms. Laube vest in annual installments over a 5-year period at a rate of 0%/10%/20%/30%/40% on each anniversary of the date of grant. In the event of a Change in Control (as defined in the 2017 Plan), the vesting schedule for the options held by the executives will automatically change to (and the options will be treated as having vested at) a rate of 20%/20%/20%/20%/20% on each anniversary of the date of grant. If Mr. Taylor's employment is terminated by the Company without Cause within the twelve month period following a Change in Control, all of the options will accelerate and become immediately exercisable. If Messrs. Taylor or Lang's or Ms. Laube's employment is terminated by the Company without Cause prior to a Change in Control, in determining which options are vested on the date of such termination, the options will be treated as having vested at a rate of 20%/20%/20%/20%/20% on each anniversary of the date of grant.

        The number of stock options granted to our NEOs in fiscal 2017 is shown below. Grants were made on April 26, 2017 with an exercise price of $21.00. Additional detail on each grant can be found in the Summary Compensation Table and accompanying tables that follow:

Name	Stock Options Granted
Thomas V. Taylor	224,618
Trevor S. Lang	64,016
Lisa G. Laube	70,754
Brian K. Robbins	40,700
David V. Christopherson	29,649

        401(k) Plan and other Benefits.    All full-time employees are eligible to participate in our 401(k) plan after 6 months of service and are eligible to receive matching contributions from us after one year of service. We match employee contributions in cash at a rate of 40% of the first 5% of base compensation that an employee contributes, with graded vesting over a six year period. Our NEOs are also eligible for our matches, subject to regulatory limits on contributions to 401(k) plans. Messrs. Lang, Robbins and Christopherson and Ms. Laube each participate in the 401(k) plan. In addition to participation in our 401(k) plan, we provide our NEOs with employer paid group term life insurance.

  Employment Agreements

        We are party to employment agreements with Messrs. Taylor, Lang, Robbins and Christopherson and Ms. Laube. The employment agreements were entered into with each of the NEOs on July 29, 2015 and provide for one year terms (or, in the case of Mr. Taylor, three years) and are renewed for successive one year terms at the end of the initial term. Each employment agreement provides for the payment of base salary and certain other benefits. Each of the NEOs is also eligible to earn an annual bonus equal to a percentage of base salary, based on the achievement of performance criteria.

        The NEO's are also eligible to receive severance benefits in the event of certain terminations of employment. For a more detailed description of such benefits, see "Potential Payments upon Termination or Change in Control."

  Restrictive Covenants

        Each of the NEOs are subject to certain non-compete and non-solicitation restrictions while employed and for one year after termination of employment (or, in the case of Mr. Taylor, for three years after termination of employment). In addition, each NEO is subject to confidentiality and non-disparagement restrictions.

Tax Considerations

        As a general matter, our Board and the Compensation Committee review and consider the various tax and accounting implications of our existing and proposed compensation programs.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers, but historically contained an exception for performance-based compensation. However, 2017 year-end tax reform legislation ("Tax Legislation") eliminated this exemption, generally effective for taxable years beginning after December 31, 2017. The Tax Legislation provides for transition relief for certain contractual arrangements in place as of November 2, 2017; however, the scope of the transition rule is uncertain at this time. Accordingly, the full impact of the changes made by the Tax Legislation to Section 162(m) is not yet known. We will continue to monitor developments affecting the changes to Section 162(m) and will consider the potential impact of the Tax Legislation and related transition relief in designing future compensation programs. We will continue to develop compensation programs that use a full range of performance criteria important to our success, recognizing that compensation paid under such programs may not be deductible under Section 162(m) of the Code was repealed pursuant to the Tax Legislation. In the exercise of our business judgment, we continue to have the flexibility to award compensation that may not be tax deductible if we determine that is appropriate.

Hedging and Pledging Policy

        Our insider trading policy expressly prohibits transactions involving hedging or pledging of shares of our common stock by Covered Persons (defined as our and our subsidiaries' officers, directors and employees, as well as their immediate families and members of their households).

Stock Ownership Guidelines

        To further align the long-term interests of our executives and our stockholders, in connection with our IPO, we adopted stock ownership guidelines applicable to our Chief Executive Officer, other executive officers and non-employee directors. The guidelines require our executives and non-executive directors to maintain the following beneficial ownership of shares of our common stock (measured in market value):

Group	Required ownership
Chief Executive Officer	5 times annual base salary
Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	2 times annual base salary
Non-employee directors	5 times annual cash retainer

        Our executives and non-employee directors have until May 2022 or, if later, five years from the effective date of their respective election, appointment or promotion, as the case may be, to satisfy these stock ownership guidelines. For the purposes of these stock ownership guidelines, the annual consulting fee received by Mr. West under his consulting agreement with us will be deemed to be his annual cash retainer. For purposes of determining ownership levels, shares of common stock owned outright, unvested shares of restricted stock and shares underlying vested and certain unvested, in-the-money options to purchase common stock are included. Shares of common stock underlying an award subject to performance-vesting for which the performance criteria have not been satisfied are not included. As of the end of Fiscal 2017, all of our executive officers were in compliance with these guidelines.

Compensation Risk Assessment

        In Fiscal 2017, Hay Group supported management and the Compensation Committee in conducting their risk assessment of our incentive compensation plans and practices. As a result of this analysis as well as their regular review of compensation policies and practices, management has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has reviewed and agrees with management's conclusion.

Role of the Compensation Committee in Executive Compensation

        During Fiscal 2017, our Compensation Committee made all decisions regarding the compensation levels of our executive officers.

        It is the Compensation Committee's responsibility to:

  •
  oversee the design of our executive compensation programs, policies and practices;

  •
  determine the types and amounts of most compensation for executive officers; and

  •
  review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our incentive compensation and stock option plans.

        In addition, as described above, the Compensation Committee has directly engaged Hay Group to assist in its review of compensation for our executive officers.

Role of Executive Officers in Determining Compensation for Our Executive Officers

        Our Compensation Committee and the Board made all decisions regarding the compensation of our executive officers, after considering recommendations by Mr. Taylor (other than with respect to his own compensation).

        Our human resources department supports the Compensation Committee's work, and in some cases acts under delegated authority to administer compensation programs.

Role of the Compensation Consultant

        The Compensation Committee has retained Hay Group as its consultant to provide advice on executive and director compensation practices. Hay Group's support generally includes analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee.

        In Fiscal 2017, we paid Hay Group approximately $185,896, which consisted of approximately $172,396 for services related to executive and director compensation and approximately $13,500 for services related to store employee compensation.

        The Compensation Committee annually reviews the independence of Hay Group as its consultant under applicable SEC and NYSE rules on conflict of interest. Following this review, the Compensation Committee determined that Hay Group's work for us does not raise any conflicts of interest. The Compensation Committee's evaluation included consideration of all services provided to us, the amount of fees received as a percentage of Hay Group's annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Hay Group and the members of our Compensation Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on our review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Report.

COMPENSATION COMMITTEE Norman H. Axelrod (Chairperson) Brad J. Brutocao Rachel H. Lee

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary Compensation Table for Fiscal 2017

        The following table contains information about the compensation paid to or earned by each of our NEOs during Fiscal 2017.

Name and Principal Position	Fiscal Year	Salary($)	Bonus ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total($)
Thomas V. Taylor—Chief Executive Officer	2017	821,154		2,000,000	1,519,135	—	828	4,341,117
Trevor S. Lang—Executive Vice President and Chief Financial Officer	2017	419,935		570,000	466,127	—	5,940	1,462,002
Lisa G. Laube—Executive Vice President and Chief Merchandising Officer	2017	490,001		630,000	543,901	—	6,948	1,670,850
Brian K. Robbins—Executive Vice President, Business Development Strategy	2017	358,625		362,000	364,901	—	7,776	1,093,303
David V. Christopherson—Executive Vice President, Secretary and General Counsel	2017	318,983		264,000	295,059	—	5,722	883,764

(1)
Amounts set forth in the Option Awards column represents the aggregate grant date fair value of awards granted in Fiscal 2017 computed in accordance with the FASB Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). All assumptions made in the valuations are contained and described in footnote 10 to the Company's financial statements for Fiscal 2017. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the NEOs.

(2)
Amounts in this column also include (i) 401(k) employer matching contributions of $4,725 for each of Ms. Laube and Messrs. Lang, Robbins and Christopherson and (ii) employer-paid group term life insurance premiums of $828, $540, $2,376, $322 and $1,548 for Messrs. Taylor, Lang, Robbins and Christopherson and Ms. Laube, respectively.

Grants of Plan-Based Awards Table

        The following table contains information about each grant of an award made to our NEOs under any incentive plan in Fiscal 2017:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)
	Grant Date or Performance Period					Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
Name		Threshold ($)	Target ($)	Maximum ($)
Thomas V. Taylor	4/26/2017	n/a	821,154	n/a	224,618	$21.00	2,000,000
Trevor S. Lang	4/26/2017	n/a	251,961	n/a	64,016	$21.00	570,000
Lisa G. Laube	4/26/2017	n/a	294,000	n/a	70,754	$21.00	630,000
Brian K. Robbins	4/26/2017	n/a	197,244	n/a	40,700	$21.00	362,400
David V. Christopherson	4/26/2017	n/a	159,492	n/a	29,649	$21.00	264,000

(1)
Constitutes threshold, target and maximum award opportunities for our NEOs under the 2017 Cash Incentive Program. See "—Fiscal 2017 Compensation—Elements of Our Executive Compensation Program—Annual Incentive Bonuses" for information regarding the criteria applied in determining amounts payable under the awards. The actual amounts paid with respect to these awards are included in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table for Fiscal 2017.

(2)
Pursuant to the SEC rules, option awards are valued in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in footnote 10 to the Company's financial statements for the year ended December 28, 2017. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the NEOs.

Outstanding Equity Awards at Fiscal Year-End 2017

        The following table contains information about stock options that have not been exercised and were outstanding as of the last day of fiscal 2017 for each of our NEOs.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Thomas V. Taylor(1)	495,539	—	$3.15	12/13/2022
	804,871	—	$4.85	12/13/2022
	53,679	214,718	$9.99	9/30/2026
	—	224,618	$21.00	4/26/2027
Trevor S. Lang(2)	240,863	—	$2.85	7/11/2021
	344,991	—	$4.33	7/11/2021
	16,992	67,968	$9.99	9/30/2026
	—	64,016	$21.00	4/26/2027
Lisa G. Laube(3)	296,093	—	$2.85	2/23/2022
	296,093	—	$4.33	2/23/2022
	9,794	75,177	$9.99	9/30/2026
	—	70,754	$21.00	4/26/2027
Brian K. Robbins(4)	—	14,481	$3.79	9/13/2023
	—	25,745	$5.26	5/20/2024
	57,008	—	$6.22	9/13/2023
	—	4,827	$6.90	9/13/2023
	38,618	—	$7.69	5/20/2024
	4,828	—	$9.33	9/13/2023
	10,813	43,252	$9.99	9/30/2026
	—	40,700	$21.00	4/26/2027
David V. Christopherson(5)	—	9,654	$3.79	9/13/2023
	—	10,298	$5.26	5/20/2024
	—	9,654	$5.26	4/22/2025
	—	3,218	$6.90	9/13/2023
	965	—	$9.33	9/13/2023
	7,852	31,410	$9.99	9/30/2026
	—	29,649	$21.00	4/26/2027

(1)
Stock options granted to Mr. Taylor on December 13, 2012 vested in equal annual installments of approximately 402,516 on each of December 3, 2013, 2014, 2015 and 2016, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 53,679 on each of September 30, 2017, 2018, 2019, 2020, and 2021, and stock options granted on April 26, 2017 vest over a 5-year period at a rate of 0%/0%/20%/40%/40% on April 26, 2018, 2019, 2020, 2021, and 2022, in each case subject to his continued employment with us.

(2)
Stock options granted to Mr. Lang on July 11, 2011 vested in equal annual installments of approximately 138,060 on each of June 17, 2012, 2013, 2014, 2015 and 2016, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 16,992 on each of September 30, 2017, 2018, 2019, 2020, and 2021, and stock options granted on April 26, 2017 vest over a 5-year period at a rate of 0%/10%/20%/30%/40% on April 26, 2018, 2019, 2020, 2021, and 2022, in each case subject to his continued employment with us.

(3)
Stock options granted to Ms. Laube on February 23, 2012 vested or vest in equal annual installments of approximately 148,037 on each of February 3, 2013, 2014, 2015, 2016 and 2017, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 18,794 on each of September 30, 2017, 2018, 2019, 2020, and 2021, and stock options granted on April 26, 2017 vest over a 5-year period at a rate of 0%/10%/20%/30%/40% on April 26, 2018, 2019, 2020, 2021, and 2022, in each case subject to her continued employment with us.

(4)
Stock options granted to Mr. Robbins on September 13, 2013 vested or vest in equal annual installments of approximately 19,309 on each of September 13, 2014, 2015, 2016, 2017 and 2018, stock options granted on May 20, 2014 vested or vest in equal annual installments of approximately 12,873 on each of May 20, 2015, 2016, 2017, 2018 and 2019, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 10,813 on each of September 30, 2017, 2018, 2019, 2020, and 2021, and stock options granted on April 26, 2017 vest in equal annual installments of approximately 8,140 on each of April 26, 2018, 2019, 2020, 2021, and 2022, in each case subject to his continued employment with us.

(5)
Stock options granted to Mr. Christopherson on September 13, 2013 vested or vest in equal annual installments of approximately 12,872 on each of September 13, 2014, 2015, 2016, 2017 and 2018, stock options granted on May 20, 2014 vested or vest in equal annual installments of approximately 5,149 on each of May 20, 2015, 2016, 2017, 2018 and 2019, stock options granted on April 22, 2015 vested or vest in equal annual installments of approximately 3,218 on each of April 22, 2016, 2017, 2018, 2019 and 2020, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 7,852 on each of September 30, 2017, 2018, 2019, 2020, and 2021, and stock options granted on April 26, 2017 vest in equal annual installments of approximately 5,930 on each of April 26, 2018, 2019, 2020, 2021, and 2022, in each case subject to his continued employment with us.

Option Exercises During Fiscal 2017

        The following table provides information regarding option exercises by the NEOs during fiscal 2017.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Thomas V. Taylor	309,654	12,090,197
Trevor S. Lang	46,200	1,653,960
Lisa G. Laube	157,000	5,973,870
Brian K. Robbins	15,400	515,696
David V. Christopherson	64,362	2,277,682

(1)
The value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.

Potential Payments upon Termination or Change in Control

        In this section, we describe payments that may be made to our NEOs upon several events of termination, assuming the termination event occurred on the last day of Fiscal 2017 (except as otherwise noted).

Thomas V. Taylor

        We entered into an amended and restated employment agreement with Mr. Taylor on July 29, 2015 pursuant to which if we terminate Mr. Taylor's employment without Cause or do not renew it or if Mr. Taylor resigns for Good Reason, he is entitled to receive (i) any accrued and unpaid base salary and benefits and payments pursuant to the terms of any benefit plan (collectively, the "Accrued Benefits"), and (ii) subject to Mr. Taylor executing a valid release of claims, severance pay equal to (w) two times Mr. Taylor's annual base salary, payable over 24 months; (x) any unpaid annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination; (y) a pro-rated portion of the average annual incentive bonus that Mr. Taylor earned over the two completed fiscal years prior to his date of termination; and (z) an amount equal to our portion of Mr. Taylor's health care premiums for 24 months following his date of termination. In addition, any vested stock options held by Mr. Taylor at the time of his termination of employment without Cause or for Good Reason will remain exercisable for a period of 90 days following the date of such termination.

        We generally may terminate Mr. Taylor's employment for "Cause" immediately upon written notice of any of the following reasons: (i) his commission of, or being indicted for a felony, or his commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Board, or his refusal to follow the directives of the Board that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

        Mr. Taylor generally may terminate his employment for "Good Reason" in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Taylor's employment agreement by us that is not cured within 60 days.

        In the event of Mr. Taylor's death or disability, Mr. Taylor or his personal representatives or heirs will receive (i) his Accrued Benefits, (ii) his base salary for 12 months, (iii) any unpaid annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination, and (iv) a pro-rated portion of the annual incentive bonus that Mr. Taylor would have earned if he had remained employed, payable at the time bonuses are paid to employees generally. Additionally Mr. Taylor's vested options will be exercisable for 12 months after his termination due to death or disability.

        In the event that Mr. Taylor's employment is terminated by us without Cause or by Mr. Taylor for Good Reason within one year following a Change in Control (as defined in his amended and restated employment agreement), Mr. Taylor will be entitled to receive (i) the Accrued Benefits, and (ii) subject to Mr. Taylor executing a valid release of claims, severance pay equal to (v) two times Mr. Taylor's annual base salary; (w) any unpaid annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination; (x) a pro-rated portion of the average annual incentive bonus that Mr. Taylor earned over the two completed fiscal years prior to his date of termination; (y) an amount equal to our portion of Mr. Taylor's health care premiums for 24 months following his date of termination and (z) an amount equal to two times Mr. Taylor's target annual incentive bonus.

Trevor S. Lang

        We entered into an amended and restated employment agreement with Mr. Lang on July 29, 2015 pursuant to which if we terminate Mr. Lang's employment without Cause or do not renew it or if Mr. Lang resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Lang executing a valid release of claims, severance pay equal to Mr. Lang's annual base salary, payable over 12 months. In addition, any vested stock options held by Mr. Lang at the time of his termination of employment without Cause or for Good Reason remain exercisable for a period of 90 days following the date of such termination.

        We may terminate Mr. Lang's employment for "Cause" immediately upon written notice of any of the following reasons: (i) his (x) commission of, or being indicted for, a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or his refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

        Mr. Lang generally may terminate his employment for "Good Reason" in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Lang's employment agreement by us, in each case that is not cured within 60 days.

Lisa G. Laube

        We entered into an amended and restated employment agreement with Ms. Laube on July 29, 2015 pursuant to which if we terminate Ms. Laube's employment without Cause or do not renew it or if Ms. Laube resigns for Good Reason, she is entitled to receive (i) any Accrued Benefits, and (ii) subject to Ms. Laube executing a valid release of claims, severance pay equal to Ms. Laube's annual base salary, payable over 12 months. In addition, any vested stock options held by Ms. Laube at the time of her termination of employment without Cause or for Good Reason remain exercisable for a period of 90 days following the date of such termination.

        We generally may terminate Ms. Laube's employment for "Cause" immediately upon written notice of any of the following reasons: (i) her (x) commission of, or being indicted for a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of her duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) her willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or her refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) her unlawful appropriation of a material corporate opportunity.

        Ms. Laube generally may terminate her employment for "Good Reason" in connection with any of the following without her consent: (i) a material diminution of her authority, duties or responsibilities; (ii) a material diminution of her base salary; (iii) a relocation of her office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Ms. Laube's employment agreement by us, in each case that is not cured within 60 days.

Brian K. Robbins

        We entered into an employment agreement with Mr. Robbins on July 29, 2015 pursuant to which if we terminate Mr. Robbins's employment without Cause or do not renew it or if Mr. Robbins resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Robbins executing a valid release of claims, severance pay equal to Mr. Robbins's annual base salary, payable over 12 months. In addition, any vested stock options held by Mr. Robbins at the time of his termination of employment without Cause or for Good Reason remain exercisable for a period of 90 days following the date of such termination.

        We may terminate Mr. Robbins's employment for "Cause" immediately upon written notice of any of the following reasons: (i) his (x) commission of, or being indicted for a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or his refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

        Mr. Robbins generally may terminate his employment for "Good Reason" in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of her base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Robbins's employment agreement by us, in each case that is not cured within 60 days.

David V. Christopherson

        We entered into an amended and restated employment agreement with Mr. Christopherson on July 29, 2015 pursuant to which if we terminate Mr. Christopherson's employment without Cause or do not renew it or if Mr. Christopherson resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Christopherson executing a valid release of claims, severance pay equal to Mr. Christopherson's annual base salary, payable over 12 months. In addition, any vested stock options held by Mr. Christopherson at the time of his termination of employment without Cause or for Good Reason remain exercisable for a period of 90 days following the date of such termination.

        We may terminate Mr. Christopherson's employment for "Cause" immediately upon written notice of any of the following reasons: (i) his (x) commission of, or being indicted for a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Financial Officer or Chief Executive Officer, or his refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

        Mr. Christopherson generally may terminate his employment for "Good Reason" in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Christopherson's employment agreement by us, in each case that is not cured within 60 days.

        The following table sets forth information on the potential payments to our NEOs upon certain termination or upon a change in control assuming such termination or change in control occurred on December 28, 2017.

Name	Cash Payments ($)		Continuation of Welfare Plans ($)
Thomas V. Taylor
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	3,219,135	(1)	11,701	(2)
Death/Disability	2,369,135	(3)
Termination Within One Year Following a Change in Control	4,919,135	(4)	11,701	(2)
Trevor S. Lang Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	422,300	(5)
Lisa G. Laube Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	490,001	(5)
Brian K. Robbins Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	360,315	(5)
David V. Christopherson Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	321,360	(5)

(1)
Represents an amount equal to (i) two times his base salary in effect at the end of the 2017 fiscal year, plus (ii) the average annual incentive bonus earned over the two completed fiscal years prior to the date of his termination.

(2)
Represents our payment for the employer portion of the cost of continuation health coverage for his family for 24 months following his termination.

(3)
Represents an amount equal to (i) his base salary in effect at the end of the 2017 fiscal year, plus (ii) the annual incentive bonus earned with respect to the year of his termination.

(4)
Represents an amount equal to (i) two times his base salary in effect at the end of Fiscal 2017, (ii) the average annual incentive bonus earned over the two completed fiscal years prior to the date of his termination, plus (iii) an amount equal to two times his target bonus (at the target bonus rate for the fiscal year of his termination).

(5)
Represents an amount equal to his or her base salary in effect at the end of Fiscal 2017.

Compensation of Our Directors for Fiscal 2017

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Options Awards (#)	Stock Awards (#)	All Other Compensation ($)	Totals ($)
Norman Axelrod (Chairman)	$150,000	—	65,000	$—	$215,000
Pamela Knous(2)	$23,750	—	—	$—	$23,750
Peter Starrett	$67,500	—	65,000	$—	$132,500
Vincent West(3)	$—	—	—	$200,000	$200,000
John Roth	$—	—	—	$—	$—
Brad Brutocao	$—	—	—	$—	$—
David Kaplan	$—	—	—	$—	$—
Rachel Lee	$—	—	—	$—	$—
Michael Fung	$52,500	—	65,000	$—	$117,500
Felicia D. Thornton	$47,813	—	65,000	$—	$112,813
Richard L. Sullivan	$47,813	—	65,000	$—	$112,813

(1)
As of December 28, 2017, the number of shares of our common stock underlying options held by each of the directors listed in the table was: Mr. Axelrod: 370,092; Ms. Knous: 0; Mr. Starrett: 160,910; and Mr. West: 1,610,064.

(2)
Ms. Knous resigned as a director effective January 18, 2017.

(3)
George Vincent West is party to a consulting agreement with us, pursuant to which he receives annual consulting fees of $200,000. Either party may terminate the consulting agreement at any time upon 30 days written notice. Mr. West is subject to certain non-compete and non-solicitation restrictions while a consultant and for two years after the termination of his consultancy. In addition, Mr. West is subject to confidentiality and non-disparagement restrictions.

        For Fiscal 2017, directors who were employees of Ares or Freeman Spogli or their respective affiliates or who were executives of the Company did not receive compensation for their services as directors. Directors who were not executives or consultants of the Company or employees of Ares or Freeman Spogli or their respective affiliates each earned director fees in Fiscal 2017 as provided in the above table.

        Certain of our directors received stock options prior to Fiscal 2017 in connection with their service on the Board, or in the case of Mr. West, in connection with his services as our former Chief Executive Officer.

        Our Board utilized a review of director compensation from Hay Group to reassess director compensation. As a result of such review, effective January 1, 2017 through our IPO, we paid the following fees to each of our directors who were not executives or consultants of the Company or employees of Ares or Freeman Spogli or their respective affiliates (collectively, the "Non-Employee Directors"):

  •
  an annual cash retainer of $60,000;

  •
  an additional annual cash retainer of $80,000 to the chair of our Board;

  •
  an additional annual cash retainer of $35,000 to the chair of our Audit Committee;

  •
  an additional annual cash retainer of $10,000 to the chair of our Compensation Committee; and

  •
  an additional annual cash retainer of $7,500 to a non-chair member of our Audit Committee.

        Directors who are not Non-Employee Directors do not receive any compensation for their services as directors.

        In connection with our IPO, our Board approved a compensation program pursuant to which each of our Non-Employee Directors are paid the following fees:

  •
  an annual cash retainer of $60,000;

  •
  an additional annual cash retainer of $80,000 to the chair of our Board;

  •
  an additional annual cash retainer of $15,000 to the chair of our Audit Committee;

  •
  an additional annual cash retainer of $10,000 to the chair of our Compensation Committee;

  •
  an additional annual cash retainer of $7,500 to a non-chair member of our Audit Committee

  •
  an additional annual cash retainer of $7,500 to the chair of our Nominating Committee;

  •
  an additional annual cash retainer of $5,000 to a non-chair member of our other committees; and

  •
  a grant of restricted stock under the 2017 Plan in an amount equal to $65,000 per year.

        Such restricted stock awards will vest ratably on each of the first four anniversaries of the date of approval by the Board.

        Directors who are not Non-Employee Directors will not receive any compensation for their services as directors.

        We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at board and committee meetings.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 4)

        In accordance with Section 14A of the Exchange Act, which was added by The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the named executive officers. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

        As described in the "Compensation Discussion and Analysis" section of these proxy materials, the primary objectives of our executive compensation program are to (i) provide simplicity and transparency regarding executive compensation, (ii) provide attractive compensation for talent, (iii) providing pay tied to specific performance goals and (iv) tying incentive compensation to operating income. The foregoing objectives are applicable to the compensation of our named executive officers. We urge our stockholders to review the Executive Compensation section above and the compensation tables and narrative discussion included therein for more information.

        We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation "at risk," which has enabled us to successfully motivate and reward the named executive officers. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the named executive officers with the long-term interests of our stockholders.

        For these reasons, the Board recommends a vote in favor of the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to "Other Board Information—Stockholder and Interested Party Communications" above for information about communicating with the Board.

        The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 4.

        THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THESE PROXY MATERIALS.

ADVISORY VOTE ON SAY-ON-FREQUENCY VOTE (PROPOSAL 5)

        In accordance with Dodd-Frank and the related SEC rules promulgated thereunder, we are seeking the input of our stockholders on the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our NEOs (commonly known as a "say-on-frequency" vote). In voting on this Proposal 5, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the NEOs should occur every year, every two years or every three years or stockholders may abstain from making a recommendation.

        After careful consideration, it is the opinion of the Board that an annual advisory stockholder vote on the compensation of our NEOs is the most appropriate option for us because it will allow our stockholders to provide more frequent, direct input on our compensation policies and practices, and the resulting compensation for our NEOs. Stockholders will have the opportunity to consider our most recent compensation decisions in the context of our pay for performance policy and focus on increasing long-term stockholder value, and to provide feedback to us in a timely way. Finally, the Board believes an annual advisory stockholder vote promotes corporate transparency.

        While the Board has determined that the say-on-frequency vote shall be held annually, stockholders are not voting to approve or disapprove of the Board's determination. Rather, stockholders are being provided with the opportunity to cast an advisory vote through the resolution set forth above. As an advisory vote, the result of the vote is not binding. However, the Board values the opinions of our stockholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve executive compensation.

        The alternative receiving the greatest number of votes (once every one year, two years or three years) will be the resulting recommendation, on an advisory basis, of our stockholders.

        THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO RECOMMEND HOLDING THE SAY-ON-FREQUENCY VOTE ONCE EVERY YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 27, 2018, by:

  •
  each of our directors and named executive officers;

  •
  all of our directors, executive officers and certain other officers as a group; and

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 27, 2018. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

        Unless otherwise indicated, the address of each beneficial owner listed below is c/o Floor and Decor Holdings, Inc., 2233 Lake Park Drive, Smyrna, GA 30080.

Name of Beneficial Owner	Total Shares Beneficially Owned		Total Percentage Beneficially Owned
Named Executive Officers and Directors:
Thomas V. Taylor	1,456,524	(2)	1.5%
Trevor S. Lang	699,767	(3)	*
Lisa G. Laube	704,967	(4)	*
Brian K. Robbins	24,571	(5)	*
David V. Christopherson	33,658	(6)	*
Norman H. Axelrod	981,228	(7)	*
George Vincent West	3,633,715	(8)	3.8%
Brad J. Brutocao	—		*
Michael Fung	3,095	(9)	*
David B. Kaplan	—		*
Rachel H. Lee	—		*
John M. Roth	—		*
Peter M. Starrett	300,222	(10)	*
Richard L. Sullivan	3,095	(11)	*
Felicia D. Thornton	3,095	(12)	*
All directors and executive officers as a group (15 persons)	7,843,937		8.2%
5% Stockholders:
Ares Corporate Opportunities Fund III, L.P.(13)(14)	40,565,650		42.2%
FS Equity Partners VI, L.P. and FS Affiliates VI, L.P., as a group(13)(15)	19,674,340	(16)	20.5%

*
Represents ownership of less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)
Consists of (i) 96,546 shares of Class A common stock directly held by The Taylor Grantor Retained Annuity Trust, of which Mr. Taylor is the trustee, (ii) 2,895 shares of Class A common stock transferred by Mr. Taylor to his children, over which Mr. Taylor has sole voting power, (iii) 2,994 shares of Class A common stock directly held by Mr. Taylor and (iv) 1,354,089 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 27, 2018.

(3)
Consists of (i) 138,669 shares of Class A common stock directly held by Mr. Lang, (ii) 2,574 shares of Class A common stock transferred by Mr. Lang to his children, over which Mr. Lang has sole voting power and (iii) 588,524 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 27, 2018.

(4)
Consists of (i) 102,987 shares of Class A common stock directly held by Ms. Laube and (ii) 601,980 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 27, 2018.

(5)
Consists of (i) 3,560 shares of Class A common stock directly held by Mr. Robbins and (ii) 21,011 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 27, 2018.

(6)
Consists of (i) 10,545 shares of Class A common stock directly held by Mr. Christopherson and (ii) 23,113 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 27, 2018.

(7)
Consists of (i) 347,080 shares of Class A common stock directly held by Alison K. Axelrod 2012 Family Trust, of which Mr. Axelrod is the trustee, (ii) 260,961 shares of Class A common stock directly held by AS SKIP LLC, of which Mr. Axelrod is the managing member; (iii) 3,095 shares of restricted stock that vest ratably through April 26, 2021 and (iv) 370,092 shares of Class A common stock that are currently exercisable or that will become exercisable by Mr. Axelrod within 60 days of March 27, 2018.

(8)
Consists of (i) 1,247,305 shares of Class A common stock directly held by American West Investment Corporation, of which Mr. West is the president, (ii) 776,346 shares of Class A common stock directly held by West Family Partners, LLLP, of which Mr. West is the general partner, and (iii) 1,610,064 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 27, 2018.

(9)
Consists of 3,095 shares of restricted stock that vest ratably through April 26, 2021.

(10)
Consists of (i) 181,217 shares of Class A common stock directly held by the Starrett Family Trust, of which Mr. Starrett is the trustee, (ii) 3,095 shares of restricted stock that vest ratably through April 26, 2021 and (iii) 115,910 shares of Class A common stock issuable that are currently exercisable or that will become exercisable within 60 days of March 27, 2018.

(11)
Consists of 3,095 shares of restricted stock that vest ratably through April 26, 2021.

(12)
Consists of 3,095 shares of restricted stock that vest ratably through April 26, 2021.

(13)
Pursuant to the terms of the Investor Rights Agreement, each Sponsor will agree to vote in favor of the other Sponsor's nominees and for the election of our then-current chief executive officer to our Board. As a result, each Sponsor may be deemed to be the beneficial owner of the shares of our Class A common stock owned by the other Sponsor. Each of Ares and Freeman Spogli expressly disclaims beneficial ownership of the shares of Class A common stock not directly held by it, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Ares or Freeman Spogli. For a more detailed description of the Investor Rights Agreement, see "Certain Relationships and Related Party Transactions—Investor Rights Agreement."

(14)
Shares of Class A common stock are held directly by Ares Corporate Opportunities Fund III, L.P. ("ACOF III"). The manager of ACOF III is ACOF Operating Manager III, LLC ("ACOF Operating Manager III"), and the sole member of ACOF Operating Manager III is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. ("Ares Management Holdings") and the general partner of Ares Management Holdings is Ares Holdco LLC ("Ares Holdco"). The sole member of Ares Holdco is Ares Holdings Inc. ("Ares Holdings"), whose sole stockholder is Ares Management. The general partner of Ares Management is Ares Management GP LLC ("Ares Management GP") and the sole member of Ares Management GP is Ares Partners Holdco LLC ("Ares Partners" and, together with ACOF III, ACOF Operating Manager III, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, and Ares Management GP, the "Ares Entities"). Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal. Decisions by Ares Partners' board of managers generally are made by a majority of the members, which majority, subject to certain conditions, must include Antony Ressler. Each of the Ares Entities (other than ACOF III with respect to the shares held directly by it) and the members of Ares Partners' board of managers and the other directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of the shares of Class A common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(15)
FS Capital Partners VI, LLC, as the general partner of FS Equity Partners VI, L.P. and FS Affiliates VI, L.P. (the "FS Funds"), has the sole power to vote and dispose of the shares of our common stock owned by the FS Funds. Messrs. Brad J. Brutocao, Bradford M. Freeman, Benjamin D. Geiger, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons, Ronald P. Spogli and William M. Wardlaw are the managing members of FS Capital Partners VI, LLC, and Messrs. Brutocao, Freeman, Geiger, Halloran, John S. Hwang, Christian B. Johnson, Ralph, Roth, Simmons, Spogli and Wardlaw are the members of Freeman Spogli & Co., and as such may be deemed to be the beneficial owners of the shares of our common stock owned by the FS Funds. Messrs. Brutocao, Freeman, Geiger, Halloran, Hwang, Johnson, Ralph, Roth, Simmons, Spogli and Wardlaw each disclaims beneficial ownership in the shares except to the extent of his pecuniary interest in them. The business address of the FS Funds and FS Capital Partners VI, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

(16)
FS Equity Partners VI, L.P. directly beneficially owns 18,872,645 shares, or 19.6%, of our Class A common stock. FS Affiliates VI, L.P. directly beneficially owns 801,695 shares, or 0.8%, of our Class A common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, executive officers and holders of more than 10% of our common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our common stock. Based solely upon a review of the copies of these forms or written representations that no Form 5 was required, which we have received from such persons or entities for transactions in our common stock and their common stock holdings for Fiscal 2017, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our common stock.

2019 ANNUAL MEETING

        Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for the 2018 Annual Meeting must be received by us no later than November 27, 2018 to be presented at the 2019 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC's proxy rules. Such proposals can be sent to us at Floor & Decor Holdings, Inc., 2233 Lake Park Drive, Smyrna, GA 30080, Attention: David V. Christopherson, Secretary.

        In addition, pursuant to Section 1.11 of the Bylaws, any stockholder proposal other than those submitted pursuant to Rule 14a-8 of the Exchange Act must be timely to be properly brought before the 2019 Annual Meeting. To be timely, such stockholder proposal shall be received by our Secretary at our principal executive offices at 2233 Lake Park Drive, Smyrna, GA 30080 between the opening of business on January 17, 2019 and the close of business on February 16, 2019. Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after May 17, 2019, to be timely, such stockholder proposals must be received no earlier than the 120th day prior to the date of the 2019 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2019 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2019 Annual Meeting is first made.

Annex A

FLOOR & DECOR HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.     Purpose.

        The purpose of the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan (the "Plan"), being subject to stockholder approval at the 2018 Annual Meeting of Stockholders on May 17, 2018, is to encourage and enable eligible employees of Floor & Decor Holdings, Inc. (the "Company") and its participating Designated Subsidiaries to acquire proprietary interests in the Company through the ownership of Common Stock of the Company. The Company believes that employees who participate in the Plan will have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company's growth and earnings. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.     Definitions.

        The following words or terms have the following meanings:

          (a)   "Agent" shall mean the agent, broker or other administrator, including without limitation, employees of the Employer, appointed by the Committee pursuant to Section 4(b) hereof.

          (b)   "Annual Pay" shall mean an amount equal to the annual basic rate of pay of an Eligible Employee as determined from the payroll records of the Company or Designated Subsidiary, (including amounts contributed by an Eligible Employee under Section 401(k) or 125 of the Code) but excluding all other cash compensation paid to an Eligible Employee during a Purchase Period by the Company or Designated Subsidiary. Without limiting the generality of the foregoing, Annual Pay shall not include overtime, bonuses, any contributions by the Company or Designated Subsidiary, to, or benefits paid under, the Plan or any other pension, profit-sharing, fringe benefit, group insurance or other employee welfare plan or any deferred compensation arrangement (other than pursuant to Section 401(k) or 125 of the Code), expenses and reimbursements, and any other special or extraordinary compensation. Notwithstanding the foregoing, the Committee, in its sole discretion, may adjust the types of compensation constituting Annual Pay; provided that any such determination shall be applied on a uniform and consistent basis to all Eligible Employees.

          (c)   "Board of Directors" shall mean the Board of Directors of the Company.

          (d)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e)   "Committee" shall mean the Compensation Committee of the Board of Directors, any successor committee or such other committee the Board of Directors of the Company appoints to administer the Plan. To the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors.

          (f)    "Company" shall mean Floor & Decor Holdings, Inc., a corporation organized under the laws of Delaware (or any successor corporation).

          (g)   "Continuous Service" shall mean the period of time, uninterrupted by a termination of employment, and immediately preceding an Offering Date, that an Employee has been employed by the Company and/or a Subsidiary. Such period of time shall include any separation period of leave or layoff of less than three months occurring within such period of time. For the purposes of the Plan, any period of leave or layoff three months or longer shall be deemed to cause a termination of employment effective as of the end of the third month of such leave or layoff.

          (h)   "Designated Subsidiaries" shall mean each Subsidiary on the Effective Date and future Subsidiaries and Parents (if any) that are not specifically excluded from participation by the Committee from time to time in its sole discretion. In the event that the Company has Subsidiaries or Parents located in jurisdictions outside of the United States, any such Subsidiary or Parent shall not be a Designated Subsidiary unless the Committee specifically designates such Subsidiary or Parent as a Designated Subsidiary. The Committee may adopt different terms and conditions that may apply to a Designated Subsidiary, provided that such terms and conditions are consistent with the Plan and Section 423 of the Code.

          (i)    "Effective Date" shall mean July 1, 2018.

          (j)    "Eligible Employee" shall mean each person who on an Offering Date: (i) is an Employee of the Company or a Designated Subsidiary; (ii) has at least ninety (90) days of Continuous Service; and (iii) is not deemed for the purposes of Section 423 of the Code and regulations promulgated thereunder to own, directly or indirectly and by certain rules of constructive ownership, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, a Subsidiary or Parent (if any). Notwithstanding the foregoing, the Committee may exclude the employees of any specified Designated Subsidiary from any offering under the Plan.

          (k)   "Employee" shall mean each person employed by the Company or a Subsidiary, provided, however, that "Employee" as used herein shall not include an agent, independent contractor or other service provider who is not an employee.

          (l)    "Employer" shall mean, with respect to any Employee, the Company or Designated Subsidiary by which the employee is employed.

          (m)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (n)   "Exercise Date" shall mean June 30 and December 31 of each Plan Year or such other dates determined by the Committee.

          (o)   "Market Price" shall mean the closing price of the Common Stock as reported on the principal market, trading system or exchange on which the Company's Shares are traded as of the applicable date, or, if there was only one sale on such date, then the price of such sale, or if there was no sale on such date, then as of the next preceding date on which there was a sale.

          (p)   "Offering Date" shall mean January 1 and July 1 of each Plan Year or such other dates determined by the Committee.

          (q)   "Option" shall mean the right or rights granted to Eligible Employees to purchase the Company's Common Stock under an offering made under the Plan and pursuant to such Eligible Employees' elections to purchase.

          (r)   "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Option, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (s)   "Participant" shall mean an Eligible Employee who participates in the Plan.

          (t)    "Plan" shall mean the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan, as amended from time to time.

          (u)   "Plan Year" shall mean a calendar year beginning January 1 and ending December 31 for which the Plan is in effect. Notwithstanding the foregoing, the first Plan Year shall commence on July 1, 2018 and end on December 31, 2018.

          (v)   "Purchase Period" shall mean the period beginning on an Offering Date and ending on the next succeeding Exercise Date.

          (w)  "Rule 16b-3" shall mean Rule 16b-3 promulgated under Section 16(b) of the Exchange Act as then in effect or any successor provisions.

          (x)   "Shares", "stock" or "Common Stock" shall mean shares of Company's Class A common stock, par value $0.001 per share.

          (y)   "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (z)   "Subscription Period" shall mean, with respect to each Option, the first day of the preceding Purchase Period through the 20th day of the last month preceding the Purchase Period, or such other period of time designated by the Committee, in its sole discretion, in any offer of Common Stock under the Plan beginning on the first day Eligible Employees may elect to purchase Shares and ending on the last day such elections to purchase are authorized to be received and accepted.

3.     Shares Reserved for Plan.

        (a)   The Shares of the Company's Common Stock to be sold to Eligible Employees under the Plan may, at the election of the Committee, be purchased by the Agent on the open market or may be treasury shares or newly-issued and authorized Shares delivered to the Plan, upon such terms as the Committee may approve. The maximum number of Shares which shall be reserved and made available for sale under the Plan shall be 1,500,000, subject to adjustment as provided in paragraph (b) of this section. The Shares reserved may be issued and sold pursuant to one or more offerings under the Plan. With respect to each offering, the Committee may specify the number of Shares to be made available, the length of the Subscription Period, the length of the Purchase Period, the Offering Dates and such other terms and conditions not inconsistent with the Plan as may be necessary or appropriate. In no event shall the Subscription Period and the Purchase Period together exceed twenty-seven (27) months for any offering.

        (b)   In the event of any increase, reduction, or change or exchange of Common Stock for a different number or kind of Shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of Shares, repurchase of Shares, change in corporate structure or otherwise, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under Option, as well as the price per Share of Common Stock covered by each Option under the Plan which has not yet been exercised.

        (c)   Subject to any required action by the stockholders, if the Company is the surviving corporation in any merger or consolidation, any Option granted hereunder shall continue to apply to the Shares. In the event of the complete liquidation of the Company or of a reorganization, consolidation or merger in which the Company is not the surviving corporation, any Option granted under the Plan shall continue solely until immediately prior to the effective date of such liquidation, reorganization, consolidation or merger in which the Company is not surviving corporation.

4.     Administration of the Plan.

        (a)   The Plan shall be administered by the Committee and the Committee may select an administrator or any other person to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to the laws of, jurisdictions outside of the United States to comply with applicable laws, including, without limitation, tax and securities laws. All interpretations and determinations of the Committee shall be made in its sole and absolute discretion based on the Plan document and shall be final, conclusive and binding on all parties.

        (b)   The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, designate an Agent to administer the Plan, purchase and sell Shares in accordance with the Plan, keep records, send statements of account to employees and to perform other duties relating to the Plan, as the Committee may request from time to time. The Agent shall serve as custodian for purposes of the Plan and, unless otherwise requested by the Participant, Common Stock purchased under the Plan shall be held by and in the name of, or in the name of a nominee of, the custodian for the benefit of each Participant, who shall thereafter be a beneficial stockholder of the Company. The Committee may adopt, amend or repeal any guidelines or requirements necessary for the custody and delivery of the Common Stock, including, without limitation, guidelines regarding the imposition of reasonable fees in certain circumstances.

        (c)   The Company shall, to the fullest extent permitted by law and the Certificate of Incorporation and By-laws of the Company and, to the extent not covered by insurance, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, except in instances where any such person engages in willful misconduct or fraud. Such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company or the By-Laws of the Company. Expenses incurred by the Committee or the Board of Directors in the engagement of any such counsel, consultant or agent shall be paid by the Company.

5.     Participation in the Plan.

        Options to purchase the Company's Common Stock under the Plan shall be granted to all Eligible Employees; provided, however, that solely to the extent allowable under Section 423 of the Code, the Committee may determine that an offering of Common Stock under the Plan will not be extended to one or more categories of employees. Any decision relating to the inclusion or exclusion of any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act as then in effect or any successor provisions) of the Employer pursuant to this section shall be made only by the members of the Committee who are not executive officers of the Employer and who have not participated or been eligible to participate in this Plan or any similar employee stock option plan for a period of at least one year prior to such determination.

6.     Purchase Price.

        The purchase price for Shares purchased pursuant to the Plan shall be determined by the Committee, in its sole discretion, and shall remain in effect unless modified at least thirty (30) days prior to the applicable Offering Date, but in no event shall be less than the lesser of (i) eighty-five percent (85%) of the Market Price of a Share of Common Stock on the Offering Date and (ii) eighty-five percent (85%) of the Market Price of a Share of Common Stock on the Exercise Date.

7.     Method of Payment.

        Payment for Shares purchased pursuant to the Plan shall be made in installments through payroll deductions, with no right of prepayment.

8.     Employee's Election to Purchase; Grants of Options.

        (a)   In order to enroll and participate in the Plan, an Eligible Employee must make an election on a form provided by the Committee (or its designee) stating the Eligible Employee's desire to enroll in the Plan to purchase Shares under the Plan during the Purchase Period pursuant to an amount or percentage (on an after-tax basis) which he or she elects to have withheld each payroll period during the Purchase Period. The Committee (or its designee) may establish minimum or maximum limits to the amounts or percentages that can be elected to be withheld by an Eligible Employee pursuant to the preceding sentence. Such limits may be expressed as either a dollar amount or a percentage of an Eligible Employee's Annual Pay. In order to be given effect, an Eligible Employee's election to purchase Shares must be delivered on or before the last day of the Subscription Period to the person or office designated by the Committee to receive and accept such elections. Except as otherwise provided in the Plan, and except as otherwise determined by the Committee (or its designee), once enrolled in the Plan, a Participant's payroll deduction authorization indicating his or her election to purchase Shares shall remain in effect unless and until modified or canceled by the Participant.

        (b)   Subject to the provisions of Section 8(c) below, once enrolled in the Plan, a Participant may increase or decrease an existing payroll deduction authorization twice during a calendar year. Changes in payroll deduction authorizations shall become effective forty-five (45) days after a notice of change is received by the person or office designated by the Committee to receive and accept such changes but in no case will such change take effect until the Purchase Period following receipt of such notice. A Participant may cancel an existing payroll deduction authorization at any time pursuant to Section 14(a) hereof and thereby terminate participation in the Plan with respect to a Purchase Period.

        (c)   Notwithstanding the foregoing provisions, in no event shall a Participant be permitted to increase the rate of his payroll deductions under the Plan to an amount which would result in non-compliance with the limitations stated in Sections 11(a)(ii) or (iii) hereof.

        (d)   All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan. A Participant may not make any additional payments into such account except as otherwise provided herein.

        (e)   In the event a Participant makes a hardship withdrawal of employee deferral (401(k)) contributions under a 401(k) profit sharing plan of the Company, a Subsidiary, or a Parent or an affiliate or any other plan qualified under Section 401(a) of the Code that contains a Code Section 401(k) feature, to the extent required by such plan or applicable law, such Participant's payroll deductions and the purchase of Shares under the Plan shall be suspended until the first payroll period following the Offering Date commencing six (6) months after the date the Participant obtained the hardship withdrawal. If a Participant who elects a hardship withdrawal under such a 401(k) profit sharing plan or such other plan has a cash balance accumulated in his or her account at the time of the withdrawal that has not already been applied to purchase Shares, such cash balance shall be returned to the Participant as soon as administratively practicable.

9.     Exercise of Option.

        (a)   A Participant's election to purchase Shares shall be exercised automatically on each Exercise Date following a Participant's election, and the maximum number of whole and/or fractional Shares subject to such Option shall be purchased for such Participant at the applicable Option price with the accumulated payroll deductions in such Participant's account. If all or any portion of the Shares cannot reasonably be purchased on the Exercise Date in the sole discretion of the Committee because of unavailability or any other reason, such purchase shall be made as soon thereafter as feasible. In no event shall certificates for any fractional Shares be issued under the Plan. Shares shall be credited to the Participant's account as soon as administratively feasible after the Exercise Date.

        (b)   If all or any portion of the Shares that would otherwise be subject to Options granted on any Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which Options have been exercised or are then outstanding) or if all or any portion of the Shares cannot reasonably be purchased on the Exercise Date in the sole discretion of the Committee because of any other reason, the Committee shall make a pro rata allocation of the Shares remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, (i) all future payroll deductions of the Participants shall cease after such Exercise Date unless and until the Plan is amended in accordance with Section 20 of the Plan to increase the Shares reserved and made available for sale under the Plan, and (ii) the Committee shall give written notice to each Participant of the reduction of Option Shares affected thereby and shall similarly reduce the rate of each Participant's payroll deductions, if necessary (including to zero), and return any remaining payroll deduction balance credited to each Participant, if necessary.

10.   Delivery of Common Stock.

        (a)   All the Shares purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time the Participant shall have none of the rights or privileges of a stockholder of the Company with respect to such Shares.

        (b)   All the Shares purchased pursuant to the Plan shall be delivered by the Company in a manner as determined from time to time, by the Board or its Committee. The Board or its Committee, in its discretion, may determine that the Shares shall be delivered by the Company to the Participant in book-entry form or by issuing and delivering a certificate for the number of Shares purchased by a Participant on an Exercise Date, or that the Shares purchased by a Participant on an Exercise Date, be delivered to a securities brokerage firm, as selected by the Board or its Committee, and such Shares shall be maintained by the securities brokerage firm in separate Plan accounts for Participants. The Company will not issue fractional Shares, but the securities brokerage firm will maintain fractional interest in such Shares.

        (c)   Each certificate or investment account, as the case may be, may be in the name of the Participant or in such Participant's name jointly with a member of his or her family (over 21 years of age) with the right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such joint tenancy may have a certificate or Plan account in his or her name as tenant in common with a member of his or her family (over 21 years of age), without right of survivorship. Such designation may be changed by filing a notice of such change.

11.   Limitations of Number of Shares Which May Be Purchased.

        (a)   Notwithstanding any provisions of the Plan to the contrary, no individual shall be granted an Option under the Plan:

            (i)  if, immediately after the grant, such individual (or any other person whose stock would be attributed to such individual pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding Options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent; or

           (ii)  which permits such individual's right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time; or

          (iii)  which permits an Eligible Employee to purchase more than 1,000 Shares during any one Purchase Period pursuant to the Plan.

        (b)   An Eligible Employee may elect to purchase less than the number of Shares which he or she is entitled to elect to purchase.

12.   Stockholder Rights.

        The Common Stock purchased upon exercise of an Option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date. Only upon the issuance of Shares to a Participant or his agent (and only in respect to such Shares purchased) shall a Participant obtain the rights of stockholders, including, without limitation, any right to vote the Shares or receive any dividends or any other distributions thereon. The Shares purchased will be issued as soon as practicable after the Exercise Date.

13.   Rights to Purchase Shares Not Transferable.

        (a)   Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as a cancellation of a Participant's election to purchase shares in accordance with Section 14 hereof.

        (b)   All rights of a Participant granted under this Plan, including but not limited to, the grant of an Option, the right to exercise an Option and the ability to authorize payroll deductions shall relate solely to a Participant, except as otherwise provided in Section 17 hereof.

14.   Cancellation of Election to Purchase.

        (a)   A Participant who has elected to purchase Shares during a Purchase Period may cancel his or her election to purchase Shares with respect to such Purchase Period. Any such cancellation shall apply to all payroll deductions withheld (and any other amounts credited to his or her account) during the Purchase Period. A cancellation shall be effective as soon as administratively feasible after the delivery by the Participant of sufficient prior written notice of cancellation on a form provided by, or acceptable to, the Committee for such purpose to the office or person designated by the Committee to receive such elections. In order to be given effect with respect to a Purchase Period, a notice of cancellation must be so delivered no later than the date set by the Committee.

        (b)   A Participant's rights, upon the cancellation of his or her election to purchase Shares, shall be limited to receiving in cash, as soon as practicable after delivery of the notice of cancellation, the cash balance (without interest) then credited to his or her account.

        (c)   A Participant's cancellation of his or her election to purchase Shares in an offering shall not have any effect upon such Participant's eligibility to participate in a subsequent offering or in any similar plan which may hereafter be adopted by the Company; provided, however, that in the event a Participant cancels his or her election to purchase Shares in an offering such Participant may not reenter the Plan until twelve (12) months from the date the Participant canceled his or her election.

15.   Leave of Absence or Layoff.

        Subject to the second sentence of this Section 15, in the event that, during a Purchase Period, a Participant is granted a leave of absence (including a military leave) or is laid off, the Participant's election to purchase Shares shall be deemed to have been canceled at the time of the leave of absence or layoff. A Participant's rights upon a leave of absence (including a military leave) or layoff shall, subject to any rights under law, be limited to having the cash balance credited to his or her account at the time such leave of absence or layoff becomes effective applied to the purchase of the number of Shares such amount will then purchase at the end of the Purchase Period.

16.   Effect of Failure to Make Payments When Due.

        (a)   If, in any payroll period, for any reason not set forth in Section 14, a Participant who has filed an election to purchase Shares under the Plan has no pay or his or her pay is insufficient (after other authorized deductions) to permit payroll deductions to be withheld and credited to his account in the Plan, the Participant may make an installment payment (or payments) to the Plan in cash at such time equal to the amount (or amounts) that would have been withheld from his pay. If the Participant fails to make such cash payment (or payments), when the Participant's pay is again sufficient to permit the resumption of payroll deductions, the Participant will be required to pay in cash the amount of the deficiency in his or her account or arrange for uniformly increased payroll deductions such that, assuming the maximum purchase price per Share, payment for the maximum number of Shares covered by his or her Option will be completed in the last month of the Purchase Period. If the Participant elects to make increased installment payments, he or she may, nevertheless, at any time make up the remaining deficiency by making a lump sum payment.

        (b)   Subject to paragraph (a) above and other provisions of the Plan permitting postponement, the Company may treat the failure by a Participant to make any payment as a cancellation of his or her election to purchase Shares. Such cancellation will be affected by mailing notice to him or her at his or her last known business or home address. Upon such mailing, his or her only right will be to receive in cash the amount credited to his or her account.

17.   Termination of Continuous Service; Other Involuntary Withdrawal.

        If a Participant's Continuous Service terminates for any reason, or if a Participant ceases to be an Eligible Employee, the entire payroll deduction amount of such Employee on the effective date of any such occurrence shall be used to purchase Shares hereunder as of the next succeeding Exercise Date; provided, however, that if a Designated Subsidiary is no longer part of the Plan, the entire payroll deduction amount to the credit of a Participant who is employed by such Subsidiary shall be refunded to such Employee.

18.   Dividends and Interest.

        (a)   Cash dividends, if any, on Shares acquired through the Plan will be automatically paid by check directly to the Participant by the Company, or if applicable, the transfer agent. Dividends paid in property other than cash or Common Stock shall be distributed to Participants as soon as practicable.

        (b)   Except as required by law, no interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

19.   Application of Funds.

        All funds received by the Company in payment for Shares purchased under the Plan and held by the Company at any time may be used for any valid corporate purpose.

20.   Amendment and Termination.

        The Company, by action of the Board of Directors (or a duly authorized committee) or the Committee may at any time terminate, amend or freeze the Plan. No such termination shall adversely affect Options previously granted and no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule. Upon termination of the Plan, the Company shall return or distribute the payroll deductions credited to a Participant's account (that have not been used to purchase Shares) and shall distribute or credit Shares credited to a Participant's account. Upon the freezing of the Plan, any payroll deductions credited to a Participant's account (that have not been used to purchase Shares) shall be used to purchase Shares in accordance with Section 9 hereof, substituting the term Exercise Date with the effective date of the freezing of the Plan.

21.   Reports.

        Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at such times prescribed by the Committee; such statements shall set forth the amounts of payroll deductions, the purchase price per Share, the number of Shares purchased, the aggregate Shares in the Participant's account and the remaining cash balance, if any.

22.   Effective Date; Governmental Approvals or Consents.

        The Plan was adopted by the Board and Committee in February 27, 2018, and February 28, 2018, respectively, subject to stockholder approval at the 2018 annual meeting of stockholders on May 17, 2018. The Plan and any offerings and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board of Directors or the Committee may make such changes in the Plan and include such terms in any offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan will comply with the rules and regulations of any governmental authority and so that Eligible Employees participating in the Plan will be eligible for tax benefits under the Code or the laws of any state.

23.   Notices.

        All notices or other communications by a Participant to the Company or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Committee at the location, or by the person, designated for the receipt thereof and within the time period prescribed by the Company or Committee. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and the delivery of other information. Any notices or communications by the Company to a Participant shall be deemed given if directed to such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

24.   Regulations and Other Approvals; Governing Law.

        (a)   This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

        (b)   The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Company shall not be obligated to issue any Shares to a Participant if, in the opinion of counsel for the Company, the issuance of such Shares will constitute a violation by the Participant or the Company of any provisions of any rule or regulation of any governmental authority or any national securities exchange.

        (c)   To the extent required, the Plan is intended to comply with exemptive conditions under Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

        (d)   The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code.

25.   Withholding of Taxes.

        (a)   If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant's exercise of an Option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall immediately, or as soon as practicable thereafter, notify the Company thereof and, if applicable, thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

        (b)   Notwithstanding anything herein to the contrary, the Employer shall have the right to make such provisions as it deems necessary to satisfy any obligations to withhold federal, state, or local income taxes or other taxes incurred by reason of the issuance of Common Stock pursuant to the Plan. Notwithstanding anything herein to the contrary, if applicable, the Employer may require a Participant to remit an amount equal to the required withholding amount and may invalidate any election if the Participant does not remit applicable withholding taxes. Without limiting the generality of the foregoing, solely to the extent permitted by law, any withholding obligation with regard to any Participant may be satisfied by: (i) reducing the number of shares of Common Stock otherwise deliverable to the Participant; (ii) subject to the Committee's prior consent, any method approved by the Committee; or (iii) by the Participant paying cash directly to the Company.

26.   Restrictions.

        All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable to assist in the compliance with any applicable tax withholding laws or under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

27.   No Employment Rights.

        The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

28.   Severability of Provisions.

        If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

29.   Construction.

        The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

30.   Electronic Elections, Purchases, and Transactions.

        Any election, purchase or other transaction hereunder that is required to be made in writing may, to the extent determined by the Committee, be made, delivered and accepted electronically.

ANNUAL MEETING OF SHAREHOLDERS OF FLOOR & DECOR HOLDINGS, May 17, 2018 INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone to transmit your voting instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions to transmit your voting instructions. Have your proxy card available when you call. Transmit your voting instructions online or by phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00003333033304000000 9 051718 changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4 AND FOR “1 YEAR” ON PROPOSAL 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees FOR AGAINST ABSTAIN 1a. Norman H. Axelrod 1b. Brad J. Brutocao 1c. Richard L. Sullivan 1d. Felicia D. Thornton The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. Ratify the appointment of Ernst & Young LLP as independent auditors for the Company’s 2018 fiscal year. 3. To approve the 2018 Employee Stock Purchase Plan. 4. To approve, by non-binding vote, the compensation paid to the Company's named executive officers. The Board of Directors recommends you vote 1 YEAR: 1 year 2 years 3 years ABSTAIN 5. To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on such other business as may properly come before the meeting and any adjournment thereof. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, “FOR” Proposals 2, 3 and 4, for “1 YEAR” on Proposal 5 and in the discretion of the proxies with respect to such other business as may properly come before the meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of Shareholder Date: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/21445/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

- 0 FLOOR & DECOR HOLDINGS, INC. Proxy for Annual Meeting of Shareholders on May 17, 2018 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Trevor S. Lang and David V. Christopher son, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Floor & Decor Holdings, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 17, 2018 or any adjournments thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR 1 YEAR FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be signed on the reverse side.) 14475 1.1